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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CSG SYSTEMS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CSG Systems International, Inc.
9555 Maroon Circle
Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2012

        The annual meeting of stockholders of CSG Systems International, Inc. (the "Company") will be held at the office of CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, on Thursday, May 24, 2012, at 8:00 a.m., for the following purposes:

  1.
  To elect three Class III Directors.

  2.
  To hold an advisory vote to approve the Company's executive compensation.

  3.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2012.

  4.
  To transact such other business as properly may come before the meeting or any adjournments thereof.

        The Board of Directors fixed the close of business on March 30, 2012, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the meeting and any adjournment thereof.

        All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,
Joseph T. Ruble Secretary

April 12, 2012

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING
TO BE HELD ON MAY 24, 2012

The proxy statement and the Company's Annual Report on Form 10-K are available at www.edocumentview.com/csgs.

        ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING. HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

        YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY.

        IF YOU ATTEND THE MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE IN PERSON. IF YOU WISH TO ATTEND AND VOTE AT THE MEETING AND YOUR SHARES ARE HELD IN "STREET NAME," YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

CSG Systems International, Inc.
9555 Maroon Circle
Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 24, 2012

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2012 ANNUAL MEETING

Q:    Why am I receiving these materials?

A:
The Board of Directors (the "Board") of CSG Systems International, Inc. ("we," "us," "our" or the "Company") has delivered printed proxy materials to you, on or about April 16, 2012, in connection with the solicitation of proxies for use at our 2012 Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournments of the Annual Meeting. The Annual Meeting will take place at CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, on Thursday, May 24, 2012, at 8:00 a.m. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:    What information is contained in this proxy statement?

A:
The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and named executive officers, corporate governance and information on our Board, and certain other required information.

Q:    How do I get electronic access to the proxy materials?

A:
You may view our proxy materials at www.edocumentview.com/csgs.

Q:    What items of business will be voted on at the Annual Meeting?

A:
The items of business scheduled to be voted on at the Annual Meeting are:

•
Proposal 1—The election of three Class III Directors.

•
Proposal 2—To hold an advisory vote to approve the Company's executive compensation.

•
Proposal 3—The ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2012.

        We will also consider any other business that properly comes before the Annual Meeting.

Q:    How does the Board recommend that I vote?

A:
Our Board recommends that you vote your shares:

  Proposal 1—"FOR" each of the nominees to the Board.

  Proposal 2—"FOR" the approval, on an advisory basis, of the compensation of our named executive officers, which we refer to as our NEOs.

  Proposal 3—"FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012.

Q:    What shares can I vote?

A:
You can vote all shares that you own or hold a valid proxy for as of the record date. The Board fixed the close of business on March 30, 2012, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, there were outstanding and entitled to vote at the Annual Meeting 34,127,496 shares of common stock of the Company, par value $.01 per share ("common stock").

Q:    How many votes am I entitled to per share?

A:
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the record date.

Q:    Can I attend the Annual Meeting?

A:
You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the record date or you hold a valid proxy for the Annual Meeting; however, you are not required to attend in order to vote your shares.

Q:    How can I vote my shares in person at the Annual Meeting?

A:
Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:    How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. All shareholders can vote by proxy over the Internet by following the instructions provided. You can also vote by mail or telephone pursuant to instructions provided on the proxy card or, if you hold shares beneficially in street name, by instructions provided by your broker, bank, trustee or nominee.

Q:    May I change my vote?

A:
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (1) delivering a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above, (2) providing a written notice of revocation to our Secretary, prior to the vote, or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:    How many shares must be present or represented to conduct business at the Annual Meeting?

A:
The quorum requirement for holding the Annual Meeting and transacting business is that a majority of the issued and outstanding shares of common stock of the Company entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q:    What is the voting requirement to approve each of the proposals?

A:
In the election of directors, Proposal 1, the three persons receiving the highest number of affirmative "FOR" votes at the Annual Meeting will be elected. The affirmative "FOR" vote of a majority of the votes cast on Proposals 2 and 3 is required for approval of each proposal.

  If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers will not be permitted to vote without instructions on any Proposals this year except for the ratification of the appointment of KPMG LLP. In tabulating the voting results for Proposals 1 and 2, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of Proposals 1 and 2, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.

Q:    How are votes counted?

A:
Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector appointed for the Annual Meeting. In the election of directors, you may vote "FOR" all or some of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board.

Q:    Is cumulative voting permitted for the election of directors?

A:
No. You may not cumulate your votes for the election of directors.

Q:    What happens if additional matters are presented at the Annual Meeting?

A:
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Peter E. Kalan and Joseph T. Ruble, and each or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the solicitations by mail, the solicitation of proxies or votes may be made by our directors, officers and regular employees, without additional remuneration, and their appointed agents, in person, by telephone or by electronic communication. We will request banks, brokers, and other fiduciaries to forward proxy materials to the owners of stock held in their names and will reimburse such banks, brokers, and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Q:    Where can I find the voting results of the Annual Meeting?

A:
We intend to announce voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") no later than four business days after the Annual Meeting.

Q:    What is the deadline to propose actions for consideration at next year's Annual Meeting of stockholders or to nominate individuals to serve as directors?

A:
Under our bylaws, a stockholder who wishes to bring any business before the 2013 Annual Meeting of Stockholders of the Company must give advance written notice to us of such business and of any proposal which such stockholder wishes to have included in our proxy statement and on the proxy card for such annual meeting. The notice must be sent to our Secretary at our principal executive office, be received no later than December 7, 2012, and contain certain information required by our bylaws. Such advance notice requirement applies to all matters even if a stockholder does not seek to include in our proxy statement a proposal with respect to a particular matter. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

  Our bylaws also provide that stockholder nominations of persons for election to the Board are subject to certain advance notice and informational requirements. Copies of our bylaws are available to stockholders upon request made to our Secretary at the address set forth on the first page of this proxy statement.

  The bylaw requirements referred to above do not supersede the conditions and requirements established by the SEC for stockholder proposals to be included in our proxy materials for a meeting of stockholders, and in that regard stockholders also must comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

Q:    I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
We have adopted a procedure called "householding," which is permitted by the SEC. Under this procedure, we deliver a single copy of the proxy materials and the Form 10-K to stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and the Form 10-K to any stockholder at a shared address to which we delivered a single copy of any of these documents. To request a separate delivery of such documents now or in the future, a stockholder may submit a written request to our Investor Relations Department at the following address:

        CSG Systems International, Inc.
9555 Maroon Circle
Englewood, Colorado 80112
Attn: Investor Relations Department

  You may also submit an oral request to such department at (303) 200-2000. Stockholders sharing an address who currently receive multiple copies of the proxy statements or Forms 10-K and who would rather receive only a single copy of any of such documents may request such delivery change by writing or calling our Investor Relations Department in the manner described above.

 CORPORATE GOVERNANCE AND BOARD OF DIRECTOR MATTERS

        The Board has determined that Messrs. Cooper, Hughes, Nafus, Reed, Reznicek, Sica, Smith and Unruh and Ms. Obuchowski, who are non-employee directors of the Company, are "independent directors" as defined in the applicable rule of The Nasdaq Stock Market, Inc. ("NASDAQ").

        The Board has established a process for stockholders of the Company to send communications to the Board or to a specified individual member of the Board. Such communications should be in writing and sent to the Board or such individual director in care of the Secretary of the Company at the address shown on the first page of this proxy statement. Depending upon the subject matter of the communication, the Secretary of the Company will (1) forward the communication to all of the members of the Board or to the individual member of the Board to whom the communication is addressed, (2) forward a communication relating to accounting, internal accounting controls or auditing matters to the chair of the Audit Committee of the Board, (3) attempt to respond directly to an inquiry or request involving publicly available information about the Company or its stock or (4) not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic. The Secretary of the Company will maintain a log of all communications addressed to the Board or an individual member of the Board which are not forwarded in accordance with this policy. Directors of the Company may review such log at any time and request copies of any of such communications.

        Historically, very few stockholders of the Company have attended the Company's annual meetings of stockholders; almost all stockholders who vote do so by proxy. Accordingly, the Company's policy is that employee directors of the Company are expected to attend annual meetings of stockholders of the Company if their schedules permit and that non-employee members of the Board are not expected to attend annual meetings of stockholders but may if they so desire. All ten directors attended the 2011 Annual Meeting of the Company's stockholders. The Board has scheduled the 2012 Annual Meeting to coincide with a regular quarterly meeting of the Board so that all Board members present at such meeting of the Board also can attend the Annual Meeting.

        During 2011, the Board held four meetings, and all directors of the Company attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served.

Audit Committee

        The Board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which is presently composed of Ms. Obuchowski, Mr. Reed and Mr. Reznicek (Chair). The Audit Committee's primary purposes, as set forth in its charter, are to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and provide oversight of our risk and compliance management programs. The Audit Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgi.com. Information on the Company's web site is not incorporated by reference in this proxy statement. As required by the Audit Committee Charter, all of the members of the Audit Committee are "independent directors" as defined in the applicable NASDAQ marketplace rule and also satisfy the other requirements of the NASDAQ marketplace rules applicable to audit committee members. The Board has determined that Messrs. Reed and Reznicek are "audit committee financial experts" as defined by applicable rules. The Audit Committee held four meetings during 2011.

        Moreover, the Audit Committee maintains oversight of the Company's risk management program as determined by the Board. To manage the Company's risk management program, the Company established a Business Risk Committee comprised of the Company's named executive officers (see Compensation Discussion and Analysis beginning on page 20) chaired by the Chief Financial Officer and coordinated by the Company's Internal Audit department. The Company's Internal Audit department has direct reporting responsibility to the Audit Committee. A quarterly report is presented to the Audit

Committee by the Internal Audit department summarizing the material existing and emerging business risks for the Audit Committee's oversight. We also maintain a formal risk assessment and risk mitigation program that is administered by our Chief Financial Officer. This program is reviewed periodically throughout the year by the executive officers of the Company, in conjunction with members of the Internal Audit department. This process is intended to: (1) identify those risks within the Company that are most likely to affect its business, (2) assign an executive responsible for monitoring and mitigating those risks, and (3) provide a formal mechanism for the assigned responsible executive officer to report back periodically on the adequacy and effect of mitigation efforts. We share the results of this process with the Audit Committee and the Board at each regularly scheduled meeting. In addition, the Company's Chief Compliance Officer reports to the Audit Committee on an annual basis and is authorized to personally communicate with the Audit Committee on all matters relating to the Company's compliance program.

Compensation Committee

        The Board has a standing Compensation Committee, which in 2011 and presently is composed of Messrs. Cooper, Hughes, Sica (Chair), Smith and Unruh. The Compensation Committee Charter provides, among other things, that the Committee is to review and recommend to the Board the Company's senior management compensation and benefits policies generally, evaluate the performance of the Company's executive officers, and review and recommend to the Board or, when applicable, take independent actions with respect to the compensation of the Company's executive officers. The Compensation Committee also is responsible for the administration of and the granting of equity awards under our equity plans and for the administration of the Company's Performance Bonus Program for the Company's executive officers. The Compensation Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgi.com. Information on the Company's web site is not incorporated by reference in this proxy statement. As required by the Compensation Committee Charter, all of the members of the Committee are "independent directors" as defined in the applicable NASDAQ rule and also are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held four meetings during 2011.

        The Compensation Committee meets at least quarterly. To fulfill its responsibilities of reviewing and establishing or recommending to the Board the compensation of the Company's executive officers, the Compensation Committee uses the services of an independent compensation consulting firm selected by the Committee, consults with the Company's Chief Executive Officer and Senior Vice President of Human Resources and draws upon the extensive business experience of the Committee's members. The Compensation Committee directs the independent compensation consulting firm to provide to the Committee a comprehensive formal assessment of the competitiveness of the Company's executive officer compensation program, including a comparison of the principal components of the Company's executive officer compensation programs (base salaries, performance bonuses and equity awards) with those of a peer group of other publicly owned companies; and the Compensation Committee considers such assessment and other data provided by the consultant in arriving at the Committee's decisions or recommendations to the Board with respect to base salaries and performance bonuses for the Company's executive officers. The Compensation Committee also considers the information provided by the Committee's independent compensation consultant in determining equity awards to be made by the Committee to the executive officers of the Company and the terms of such awards. Additional information with respect to the matters discussed in this paragraph appears in the Compensation Discussion and Analysis later in this proxy statement. The Committee is also responsible for ongoing oversight and evaluation of our compensation policies and practices for our employees generally as they relate to risk management of the Company.

        In making equity awards to non-employee directors of the Company, the Compensation Committee considers relevant information provided by the independent compensation consultant and the recommendations of the Nominating and Corporate Governance Committee and the Board with respect to such awards.

        While the Board makes the final decisions with respect to the base salaries of the executive officers of the Company, the Compensation Committee makes specific recommendations to the Board with respect to such salaries and, in arriving at those recommendations, also considers the recommendations of the Company's Chief Executive Officer as to the base salaries of executive officers other than himself.

Risks Related to Compensation Policies and Practices for All Employees

        The Compensation Committee does not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. A number of the factors considered by the Committee in the development of its executive compensation recommendations have the effect of mitigating risk. Additionally, executive officers and certain members of senior management regularly review our compensation policies and practices for our employees, including the elements of our compensation programs, to determine whether any elements or program design encourage excessive risk taking. The Board and senior management take into account the following factors that reduce the likelihood of excessive risk-taking:

  •
  Our compensation program consists of a balance of multiple elements including base salary, annual cash incentive programs and, for some employees, long-term incentive awards that are earned over a number of years.

  •
  The structure of our annual cash incentives for senior executives includes multiple performance measures that are objective and quantifiable and our sales commission structure includes processes to mitigate risk to the Company.

  •
  A significant portion of our executive officers pay is tied to long-term equity awards based on the achievement of pre-determined levels relating to a specified stock price measure and adjusted earnings per share, both measures we believe link the long-term interests of our executives with those of our stockholders.

  •
  Our executive officers are also subject to stock ownership guidelines and compliance with our insider trading policy.

  •
  We have effective management processes including a formal risk assessment process and strong internal controls.

  •
  Our Board and Audit Committee maintain regular oversight of our risk management program.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was an officer or employee of the Company at any time during 2011 or on the date of this proxy statement. In 2011, no member of the Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K. During 2011, none of our executive officers served on the board of directors or compensation committee of any other entity whose executive officer(s) served as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

        The Board has a standing Nominating and Corporate Governance Committee, presently composed of Mr. Cooper (Chair), Mr. Hughes, Ms. Obuchowski and Mr. Smith. The Nominating and Corporate

Governance Committee Charter provides, among other things, that the Committee is to identify individuals qualified to become Board members, recommend to the Board nominees for election as directors, recommend directors for appointment to Board committees, evaluate the Board's performance, review and recommend to the Board the compensation of the Company's directors and develop and recommend to the Board the Company's Corporate Governance Guidelines and Code of Conduct. The Nominating and Corporate Governance Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgi.com. Information on the Company's web site is not incorporated by reference in this proxy statement. The Nominating and Corporate Governance Committee Charter additionally requires that a majority of the members of the Committee be "independent directors" as defined in the applicable NASDAQ rule. Currently, all Committee members are independent. The Nominating and Corporate Governance Committee held four meetings during 2011.

        In recommending to the Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the present composition of the Board to determine the qualities, skills and areas of expertise (including but not limited to financial and accounting expertise) needed to enable the Board and its committees to properly discharge their responsibilities. The Nominating and Corporate Governance Committee historically has relied upon recommendations from its members and other members of the Board and from the Company's Chief Executive Officer with respect to potential candidates for service on the Board. The Nominating and Corporate Governance Committee considers it necessary for the Board to have at least one of its independent members qualify as an "audit committee financial expert" and takes that requirement into account in making its recommendations to the Board. While the Nominating and Corporate Governance Committee has not established other specific minimum requirements for service on the Board, when assessing and determining a candidate's qualifications, the Committee considers among other things the number and type of other boards on which the candidate serves; other business and professional commitments of the candidate and potential conflicts of interest; the ability and willingness of a candidate to devote the required amount of time to the candidate's responsibilities as a Board member and as a member of one or more committees of the Board; the age, background, reputation, independence, experience, skills and judgment of the candidate; and the diversity of the Board's membership. Directors, while relying on the honesty and integrity of the Company's senior management and its outside advisors and auditors, are expected to exercise their best business judgment when acting on behalf of the Company and its stockholders and to adhere to the applicable provisions of the Company's Code of Conduct.

        The Nominating and Corporate Governance Committee Charter expressly includes diversity as a consideration, and as mentioned above, our Nominating and Corporate Governance Committee considers diversity when nominating Board members. We interpret the term "diversity" in its broadest sense and believe that it encompasses many attributes, including age, background, experience, skills, substantive expertise, gender, ethnicity, geography and education. Our Board is particularly interested in maintaining a collective group of individuals with experience in the following areas:

  •
  active or retired executive officers of public and private companies;

  •
  operations, finance, accounting, marketing, human resources and sales;

  •
  international business;

  •
  membership on boards of directors of publicly traded companies;

  •
  communication service provider and related industries; and

  •
  technology industry.

Our Board members also should display the personal attributes necessary to be an effective director: integrity, sound judgment, independence, ability to operate collaboratively, and a fiduciary commitment to the Company and our stockholders. We consider the members of our Board to have a diverse set of business and personal experiences, backgrounds and expertise, and they all share the personal attributes described above. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards. The Nominating and Corporate Governance Committee will consider qualified nominees for election as directors recommended by the Company's stockholders. A stockholder who wishes to recommend a nominee for consideration by the Nominating and Corporate Governance Committee should submit the recommendation in writing to the Secretary of the Company at the address shown on the first page of this proxy statement, indicating the proposed nominee's qualifications and other relevant biographical information and providing written confirmation of the proposed nominee's consent to serve as a director if nominated and elected. The Secretary of the Company will forward legitimate recommendations from stockholders to the chair of the Nominating and Corporate Governance Committee for further review and consideration. The bylaws of the Company provide that stockholder nominations of persons for election to the Board (as distinguished from recommendations to the Nominating and Corporate Governance Committee) are subject to certain advance notice and informational requirements; stockholders may obtain a copy of the relevant bylaw provisions from the Secretary of the Company at the address shown on the first page of this proxy statement.

Board Leadership Structure

        We believe that no one structure is suitable for all companies and recognize that different board leadership structures may be appropriate for companies in different situations and may change from time to time. From inception until June 2005, our Board operated with our Chief Executive Officer and co-founder serving as our Chairman of the Board. In 2005, the Board reevaluated its leadership structure and determined that it would be preferable for one of the independent directors to serve as Chairman of the Board, and Mr. Reznicek was elected as the non-executive Chairman. In 2010, Mr. Reed was elected as non-executive Chairman of the Board. The election of Mr. Reed as non-executive Chairman was made in conjunction with the Board's governance practices to rotate key board positions periodically.

        Under our Corporate Governance Guidelines ("Guidelines"), our Board has the flexibility to modify or continue our leadership structure in the future, as it deems appropriate, and our Chairman and Chief Executive Officer may be one person if the Board believes that allocation of responsibilities in this way would be in the best interest of the Company and our stockholders.

        At this time, we believe our current Board leadership structure is beneficial for us because of the additional oversight responsibilities required of directors, and it permits our Chief Executive Officer to devote more time to that position. By separating the role of the Chairman and Chief Executive Officer positions, the responsibilities of each position can be appropriately delineated and we avoid potential duplications of effort. In addition, the Chairman and the Chief Executive Officer (if the Chief Executive Officer is not the Chairman) are free, as is the Board as a whole, to call upon any one or more directors to provide leadership in a given situation should a special need arise. Our Guidelines provide additional flexibility and the ability to select an appropriate leadership structure based on the then current needs of the Company.

        As previously mentioned, our Board has nine independent members and one employee director (our President and Chief Executive Officer). We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

Code of Conduct

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted a Code of Conduct applicable to all of the directors, officers and employees of the Company and its subsidiaries. Our Code of Conduct and Corporate Governance Guidelines are available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgi.com. Information on the Company's web site is not incorporated by reference in this proxy statement. Any future amendments to the Code of Conduct, or any future waiver of a provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and relates to an element of the code of ethics definition enumerated in Item 406 of Regulation S-K, will be timely posted to our website upon their occurrence. Historically, we have had minimal changes to our Code of Conduct, and have had no waivers of a provision of our Code of Conduct for any of the aforementioned individuals within the applicable definition of code of ethics. Information on the Company's web site is not incorporated by reference in this proxy statement.

COMPENSATION OF DIRECTORS

        During 2011, each non-employee director of the Company was entitled to receive from the Company an annual retainer fee of $75,000 payable in quarterly installments.

        As of December 31, 2011, the annual Chairperson retainers were as follows: Chair of the Board $50,000, Chair of the Audit Committee $16,000, Chair of the Nominating and Corporate Governance Committee $10,000 and Chair of the Compensation Committee $16,000, all payable in quarterly installments.

        A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Kalan, President and Chief Executive Officer of the Company, is the only current officer or employee of the Company who serves as a director of the Company. No officers or employees of the Company currently serve on any committee of the Board.

2011 Director Compensation

        The following table contains information concerning the compensation of the Company's non-employee directors for 2011. All amounts have been rounded to the nearest dollar.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Ronald H. Cooper	$85,000	$65,300	$150,300
John L. M. Hughes(2)	$75,000	$65,300	$140,300
Janice I. Obuchowski	$75,000	$65,300	$140,300
Edward C. Nafus	$75,000	$65,300	$140,300
Donald B. Reed	$125,000	$65,300	$190,300
Bernard W. Reznicek	$91,000	$65,300	$156,300
Frank V. Sica	$91,000	$65,300	$156,300
Donald V. Smith	$75,000	$65,300	$140,300
James A. Unruh	$75,000	$65,300	$140,300

Totals	$767,000	$587,700	$1,354,700

(1)
This column reflects the aggregate grant date fair value of restricted stock awards granted during the year computed in accordance with the accounting rules, FASB ASC Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the date of grant, August 23, 2011. Each Board member was granted 4,947 shares of restricted stock in 2011, which will vest one year from the date of grant.

(2)
Mr. Hughes was appointed to the Board in March 2011.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Board is divided into three classes presently consisting of three Class I Directors, four Class II Directors and three Class III Directors whose present terms continue until the annual meetings of stockholders of the Company to be held in 2013, 2014 and 2012, respectively, and until their respective successors are elected and qualified.

        Unless the proxy is marked otherwise, the person acting under the accompanying proxy will vote to elect Messrs. Kalan, Sica and Unruh as the Class III Directors to serve until 2015. The proxy may not be voted for more than three directors. If a nominee is unable to serve, then the person acting under the proxy may vote the proxy for the election of a substitute nominee. The Company does not presently contemplate that any of the three nominees will be unable to serve.

The Board recommends that stockholders vote FOR the election of
Messrs. Kalan, Sica and Unruh as Class III Directors.

        The following information relates to the Board's nominees for election at the Annual Meeting and to the other directors of the Company whose terms of office will continue after the Annual Meeting:

Nominees for Election as Class III Directors With Terms Expiring in 2015:

Peter E. Kalan

        Mr. Kalan, 52, joined the Company in January 1997, was appointed as Chief Financial Officer in October 2000, and named an Executive Vice President in 2004. In April 2006, he became Executive Vice President of Business and Corporate Development. In December 2007, Mr. Kalan was appointed Chief Executive Officer and President and a member of the Board. Prior to joining the Company, he was Chief Financial Officer at Bank One, Chicago, and he also held various other financial management positions with Bank One in Texas and Illinois from 1985 through 1996. Mr. Kalan is a member of The Cable Center board of directors and is also a member of the Board of Pensions of the Presbyterian Church USA. Mr. Kalan holds a B.A. degree in Business Administration from the University of Texas at Arlington.

        Mr. Kalan is a skilled business executive with over 29 years of experience. He has been with the Company for over 15 years and has over 12 years of executive management experience. In his current position as Chief Executive Officer and President, Mr. Kalan brings executive level leadership, strategic thinking, business development and strong financial oversight skills to the Board. In his previous position as Executive Vice President of Business and Corporate Development, Mr. Kalan developed expertise in corporate strategy, mergers and acquisitions, business valuation and capital markets. His experience as Chief Financial Officer provided experience in financial planning, corporate accounting, tax, budgeting, financial reporting, ethics, compliance and risk management. Mr. Kalan has extensive knowledge of the businesses and markets we serve, which provides the Board with an acute understanding of business practices and special industry concerns.

Frank V. Sica

        Mr. Sica, 61, has served as a director of the Company since our formation in 1994. He is currently a Managing Partner of Tailwind Capital. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. From 2000 until 2003, he was President of Soros Private Funds Management, where he oversaw the direct real estate and private equity investment activities of Soros. In 1998, he joined Soros Fund Management where he was a Managing Director responsible for Soros' private equity investments. Mr. Sica was previously Managing Director for Morgan Stanley Merchant Banking Division. Mr. Sica currently is a director of JetBlue Airways, Kohl's Corporation, and Safe

Bulkers, Inc. Mr. Sica has previously been a director for NorthStar Realty Finance Corporation and Emmis Communications. Mr. Sica holds an M.B.A. degree from Dartmouth University and a B.A. degree from Wesleyan University.

        Mr. Sica brings wide-ranging experience in venture capital, private equity, mergers and acquisitions, capital markets, management recruitment, executive compensation and strategic planning across a broad range of commercial industries from his work at Morgan Stanley, Soros and now at Tailwind Capital. He has been a director of the Company for over 17 years and has a comprehensive understanding of the Company's business and markets. Mr. Sica has significant skills in strategic planning, financial analysis, risk assessment and corporate governance acquired from his current and previous experience on other large public company boards.

James A. Unruh

        Mr. Unruh, 71, was elected to the Board in June 2005. He became a founding principal of Alerion Capital Group, LLC (a private equity investment company) in 1998 and currently holds such position. Mr. Unruh was an executive with Unisys Corporation from 1987 to 1997 and served as its Chairman and Chief Executive Officer from 1990 to 1997. From 1982 to 1986, Mr. Unruh held various executive positions, including Senior Vice President—Finance and Chief Financial Officer, with Burroughs Corporation, a predecessor of Unisys Corporation. Mr. Unruh currently is a director of Prudential Financial, Inc., Tenet Healthcare Corporation and Century Link, Inc. He has also previously served as a director of Qwest Communications International, Inc. Mr. Unruh holds an M.B.A. degree from the University of Denver and a B.S. degree from Jamestown College.

        Mr. Unruh has over 35 years of corporate business experience including 21 years at the executive management level. From his current position as a principal of Alerion Capital Group, he brings a broad-based understanding of investments and corporate development in pursuing long-term strategic business objectives. Mr. Unruh provides the Company with a unique combination of an in-depth competency of information technology with business and financial management experience through critical executive positions at leading multi-national technology firms. From his previous executive level management positions, Mr. Unruh brings extensive skills in strategic planning, operational performance, financial management, risk assessment, leadership and business development. Mr. Unruh, additionally, has considerable experience as a public company director with a solid understanding of corporate governance.

Class I Directors With Terms Expiring in 2013:

Edward C. Nafus

        Mr. Nafus, 71, was elected to the Board in March 2005. Mr. Nafus joined the Company in August 1998 as Executive Vice President and became the President of our Convergent Services and Solutions Division in January 2002. In April 2005, Mr. Nafus assumed the position of Chief Executive Officer and President of the Company and held that position until his retirement in December 2007. Prior to joining the Company, Mr. Nafus held numerous management positions within First Data Corporation from 1978 to 1998. From 1992 to 1998, he also served as Chief Executive of First Data Resources Limited and President of First Data International; from 1984 to 1992 he served as President of First Data Resources and Executive Vice President of First Data Corporation. From 1971 to 1978, Mr. Nafus worked in sales management, training and sales for Xerox Corporation. From 1966 to 1971, Mr. Nafus was a pilot and division officer in the United States Navy. Mr. Nafus holds a B.S. degree from Jamestown College.

        Mr. Nafus provides over 38 years of broad-based business experience from his work at the Company and other large public corporations. In his previous position as the Company's Chief Executive Officer and President, Mr. Nafus developed considerable skills in executive level leadership, strategic planning, business development, corporate governance and corporate financial management. Mr. Nafus also brings an extensive understanding of the Company, our customers and business operations. He has significant global business skills acquired through his leadership in directing the domestic and international expansion of First Data Corporation's credit card processing division in Europe, Asia, Australia and Mexico. He also has experience in merger and acquisitions, financial management and sales training/consultancy.

Janice I. Obuchowski

        Ms. Obuchowski, 60, was elected to the Board in November 1997. She is the founder and has been President of Freedom Technologies, Inc., a business that provides public policy and strategic advice to a wide range of companies in the communications sector, to government agencies and to international clients, since 1992. She was Chairman and Founder of Frontline Wireless, Inc., a public safety network start-up in 2007 through 2008. In 2003, Ms. Obuchowski was appointed by President George W. Bush to serve as Ambassador and Head of the U.S. Delegation to the World Radio Communication Conference. She has served as Assistant Secretary for Communications and Information at the Department of Commerce and as Administrator for the National Telecommunications and Information Administration. Ms. Obuchowski currently is a director of Orbital Sciences Corporation and Inmarsat. Ms. Obuchowski was also a director of Stratos Global Corporation and Qualcomm. Ms. Obuchowski also serves on several non-profit boards, including as trustee of the Federal Communications Bar Association. Ms. Obuchowski holds a J.D. degree from Georgetown University and a B.A. degree from Wellesley College, and also attended the University of Paris.

        Ms. Obuchowski has held a number of high-level positions in the public and private sectors, which provide her with broad leadership, organizational and executive level management skills. From her positions and appointments in the public sector, she has developed an extensive understanding of public policy and government regulations directly related to the communications sector, the Company's largest market. From her work in the private sector, she has developed skills in strategic planning, business development, corporate governance and financial management. Ms. Obuchowski's experience on other public company boards also provides her with a solid understanding of corporate governance and business strategy.

Donald B. Reed

        Mr. Reed, 67, was elected to the Board in May 2005 and presently serves as the Company's non-executive Chairman of the Board. He currently is retired, having served as Chief Executive Officer of Cable & Wireless Global from May 2000 to January 2003. Cable & Wireless Global, Cable & Wireless plc's wholly owned operations in the United States, United Kingdom, Europe and Japan, is a provider of internet protocol (IP) and data services to business customers. From June 1998 until May 2000, Mr. Reed served Cable & Wireless in various other executive positions. Mr. Reed's career includes 30 years at NYNEX Corporation (now part of Verizon), a regional telephone operating company. From 1995 to 1997, Mr. Reed served NYNEX Corporation as President and Group Executive with responsibility for directing the company's regional, national and international government affairs, public policy initiatives, legislative and regulatory matters, and public relations. Mr. Reed currently is the Executive Chairman of Oceus Networks Inc. Mr. Reed has also previously served as a director of Intervoice, Inc., Idearc Media (formerly Verizon Yellow Pages), Bell Atlantic, St. Lawrence Cement and Aggregate Industries in London, England. Mr. Reed holds a B.S. degree in History from Virginia Military School.

        Mr. Reed has over 38 years of corporate business experience with approximately 21 years of executive level management experience. Mr. Reed brings more than 30 years of experience in the telecommunications industry, including his most recent assignment as Chief Executive Officer for Cable & Wireless Global, and provides the Company with a comprehensive understanding of business practices and special industry concerns of its largest target market. Mr. Reed also has extensive experience and skills in government affairs, public policy and regulation from his executive-level positions at NYNEX. He has broad international experience in global business operations, government and legal requirements, strategic planning and business development. He has held executive management positions at several multi-billion dollar corporations where he developed expertise in financial management, risk assessment, leadership, investment knowledge and strategic business development. Mr. Reed brings considerable experience as a public company director providing the basis for a sound and broad-based understanding of corporate governance and business strategy.

Class II Directors With Terms Expiring in 2014:

Ronald H. Cooper

        Mr. Cooper, 55, was elected to the Board in November 2006. Mr. Cooper most recently served as the President and Chief Executive Officer of Clear Channel Outdoor Americas, Inc. from 2009 through 2012. Prior to this position, Mr. Cooper was a Principal at Tufts Consulting from 2006 through 2009. He previously spent nearly 25 years in the cable and telecommunications industry, most recently at Adelphia Communications where he served as President and Chief Operating Officer from 2003 to 2006. Prior to Adelphia, Mr. Cooper held a series of executive positions at AT&T Broadband, RELERA Data Centers & Solutions, MediaOne and its predecessor Continental Cablevision, Inc. He has held various board and committee seats with the National Cable Television Association, California Cable & Telecommunications Association, Cable Television Association for Marketing, New England Cable Television Association and Outdoor Advertising Association of America. Mr. Cooper holds a B.A. degree from Wesleyan University.

        Mr. Cooper has over 31 years of corporate business experience including 24 years at the executive level. Mr. Cooper has significant experience in the cable and telecommunications industry and is able to provide the Company with strategic insight into its largest market. His experience as an executive level manager with a number of large corporations provides him with extensive skills in operational performance, financial management, risk assessment, leadership, investment knowledge and strategic business development. Mr. Cooper has considerable board experience from his director positions on numerous industry association and non-profit boards.

John L. M. Hughes

        Mr. Hughes, 60, was appointed to the Board in March 2011. Mr. Hughes previously served as Chairman of the Board for Intec Telecom Systems plc for nearly six years until the company was acquired by us in 2010. Mr. Hughes currently serves as Chairman of the Board for several corporations, including Spectris plc, Telecity Group plc and Sepura plc. Spectris plc is a U.K.-headquartered multinational leading supplier of precision productivity-enhancing instrumentation and control systems and equipment, and Mr. Hughes has been a non-executive director of Spectris since 2008. He has served as Chairman since 2007 for Telecity Group plc, a FTSE 250-listed leading provider of premium network independent data centers with 24 locations in eight major European cities, providing co-location and managed services. Since 2010, Mr. Hughes has served as Chairman for Sepura plc, a worldwide and LSE-listed supplier of Tetra terminals for mission-critical applications. Mr. Hughes is currently also a director for Vitec Group plc. Since 2009, Mr. Hughes has served as Chairman of the Board of AIRCOM International Limited, a privately-held independent global provider of network management tools and services. From 2005 to 2007, Mr. Hughes also served as Chairman and then transitioned to Deputy Chairman until 2010 for Parity Group plc. Mr. Hughes has also served as a director for Nice Systems Ltd from 2002 to 2011, Chloride Group plc from 2009 to 2010, Global Crossing UK from 2005 to 2008 and Barco N.V. from 2006 to 2009. He has also been Chairman of Just Eat Group since 2011. Prior to his multiple board positions, Mr. Hughes served as Executive Vice President and Chief Operating Officer for Thales Group from 2000 to 2004, a leading European provider of complex systems for the defense, aerospace and commercial markets. Prior to 2000, he served as President of GSM/UMTS Wireless Networks of Lucent Technologies, and as Director, Convex Global Field Operations and Vice President and Managing Director of Convex Europe, a division of Hewlett-Packard Company. Mr. Hughes holds a B.S. degree in Electrical and Electronic Engineering from the University of Hertfordshire.

        Through his role as chairman for several companies, Mr. Hughes has extensive knowledge of the governance function of the board in monitoring the performance of the Chief Executive Officer, approving annual budgets and compensation, and in being accountable to the stakeholders for the organization's performance. He has experience in working with providers of technology solutions in industries similar to the Company's, including customer care and billing, network management, IP and cellular networks, and data centers. Mr. Hughes also has an acute understanding of the primary industries that we serve, including cable, telecommunications and wireless. Through his board and executive management roles at various companies, Mr. Hughes has had a leadership role in making and integrating acquisitions, implementing restructuring programs, and enhancing shareholder value through effective sales growth strategies and operational excellence.

Bernard W. Reznicek

        Mr. Reznicek, 75, was elected to the Board in January 1997 and served as the Company's non-executive Chairman of the Board from 2005 until 2009. He currently provides consulting services as President and Chief Executive Officer of Premier Enterprises, and is Chairman of Erra, Inc., a clean technology company. Mr. Reznicek previously was an executive with Central States Indemnity Company of Omaha, a Berkshire Hathaway company, from 1997 to 2003. He has 40 years of experience in the electric utility industry, having served as Chairman, President and Chief Executive Officer of Boston Edison Company, and President and Chief Executive Officer of Omaha Public Power District. He also served as Dean of the College of Business for Creighton University. Mr. Reznicek currently is a director of Pulte Group, Inc. (NYSE). Mr. Reznicek has previously been a director of State Street Corporation, Stone and Webster, Guarantee Life, INFOGROUP Inc. and Central States Indemnity. Mr. Reznicek holds an M.B.A. degree from the University of Nebraska-Lincoln and a B.S.B.A. degree from Creighton University.

        Mr. Reznicek has over 45 years of business experience, including 23 years at the executive management level. Mr. Reznicek has held senior executive positions in the electric utility industry, providing an acute understanding of business practices and special industry concerns in this emerging market for the Company. He has developed extensive compliance, risk assessment and financial analysis aptitude through his executive positions with Boston Edison, Omaha Public Power and Central States Indemnity Company of Omaha. He has held numerous executive management positions with a variety of organizations where he has developed extensive financial management, risk assessment, leadership, investment knowledge and strategic business development skills. Mr. Reznicek has significant corporate governance experience from his current and previous positions on numerous public company boards.

Donald V. Smith

        Mr. Smith, 70, was elected to the Board in January 2002. He is presently retired but continues to provide financial advisory services to certain clients. Previously, he served as Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc., an international investment banking firm with whom he has been associated from 1988 through 2009, and where he served on the board of directors of the firm. From 1978 to 1988, he served as Principal with Morgan Stanley & Co. Inc., where he headed their valuation and reorganization services. Mr. Smith is also on the board of directors for several non-profit organizations. He previously served as director for Jos. A. Bank Clothiers from 1993 to 1997. Mr. Smith holds an M.B.A. degree from the Wharton Graduate School of the University of Pennsylvania and a B.S. degree from the United States Naval Academy.

        Mr. Smith has over 40 years of expertise in financial, investment and valuation analysis as an executive professional dealing with corporate finance, mergers, acquisitions, financial restructurings and other financial activities such as public and private financings, repurchasing public stock and joint ventures. He has significant industry-specific advisory experience in markets directly related to the Company's core competency, namely business services, data processing, software and information technology. Mr. Smith's current and former director positions at other public and charitable entities provide him with a comprehensive understanding of corporate governance and business strategy.

Other Board Information

        There are no family relationships between any of our directors or executive officers. There are no arrangements between any director, nominee or executive officer of the Company and any other person pursuant to which such director, nominee or executive officer was selected for such position.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The table below sets forth each stockholder known by the Company to own beneficially more than 5% of the outstanding common stock as of February 29, 2012.

Principal Stockholders

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
BlackRock, Inc.	2,679,593	(1)	7.76%
40 East 52nd Street New York, New York 10022
Intrepid Capital Management, Inc.	2,087,146	(2)	6.05%
1400 Marsh Landing Parkway, Suite 106 Jacksonville Beach, Florida 32250
River Road Asset Management, LLC	1,929,106	(3)	5.59%
462 South 4th Street, Suite 1600 Louisville, Kentucky 40202
The Bank of New York Mellon Corporation	1,880,460	(4)	5.45%
One Wall Street, 31st Floor New York, New York 10286
The Vanguard Group, Inc.	1,853,257	(5)	5.37%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
LSV Asset Management	1,728,957	(6)	5.01%
155 N. Wacker Drive, Suite 4600 Chicago, Illinois 60606
North Run Capital, LP	1,720,000	(7)	4.98%
One International Place, Suite 2401 Boston, Massachusetts 02110

(1)
On February 13, 2012, BlackRock, Inc. filed an amendment to Schedule 13G with the SEC stating that, as of December 30, 2011, BlackRock, Inc. held an ownership position of

  7.91% of the common stock outstanding and had sole voting power and sole dispositive power over all of the shares.

(2)
On January 27, 2012, Intrepid Capital Management, Inc. filed Schedule 13G with the SEC stating that, as of December 31, 2011, Intrepid Capital Management, Inc. held an ownership position of 6.2% of the common stock outstanding and had sole voting power and sole dispositive power over all of the shares.

(3)
On February 9, 2012, River Road Asset Management, LLC filed Schedule 13G with the SEC stating that, as of December 31, 2011, River Road Asset Management, LLC held an ownership position of 5.7% of the common stock outstanding and had sole voting power over 1,747,506 of these shares and sole dispositive power over all of the shares.

(4)
On January 30, 2012, The Bank of New York Mellon Corporation filed Schedule 13G with the SEC stating that, as of December 31, 2011, The Bank of New York Mellon held an ownership position of 5.55% of the common stock outstanding and had sole voting power over 1,826,017 of these shares and sole dispositive power over all of these shares.

(5)
On February 8, 2012, The Vanguard Group, Inc. filed an amendment to Schedule 13G with the SEC stating that, as of December 31, 2011, The Vanguard Group, Inc. held an ownership position of 5.46% of the common stock outstanding and had sole voting power over 45,541 of these shares, sole dispositive power over 1,807,716 shares, and shared dispositive power over 45,541 shares.

(6)
On February 2, 2012, LSV Asset Management filed Schedule 13G with the SEC stating that, as of December 31, 2011, LSV Asset Management held an ownership position of 5.1% of the common stock outstanding and had sole voting power and sole dispositive power over all of the shares.

(7)
On December 2, 2011, North Run Capital, LP filed Schedule 13G with the SEC, stating that, as of November 14, 2011, North Run Capital, LP held an ownership position of 5.1% of the common stock outstanding and had shared voting power and shared dispositive power over all of the shares.

Directors and Executive Officers

        The table below sets forth to the Company's knowledge the beneficial ownership of common stock by each director and each executive officer of the Company named in the 2011 Summary Compensation

Table on page 33, individually, and by all directors and executive officers of the Company as a group as of February 29, 2012.

Name of Beneficial Owner	Total Shares of Common Stock Beneficially Owned(1)(3)	Percentage of Common Stock Outstanding
Ronald H. Cooper	22,937	*
Bret C. Griess	148,894	*
Michael J. Henderson	109,327	*
John L.M. Hughes	4,947	*
Peter E. Kalan	453,987	1.32%
Edward C. Nafus	44,937	*
Janice I. Obuchowski(2)	59,855	*
Donald B. Reed	28,937	*
Bernard W. Reznicek	33,031	*
Joseph T. Ruble	126,456	*
Frank V. Sica	35,619	*
Donald V. Smith	28,937	*
James A. Unruh	25,937	*
Randy R. Wiese	154,788	*

All directors and executive officers as a group (14 persons)	1,278,589	3.70%

*
Less than 1% of the outstanding common stock.

(1)
Each person named has sole voting and investment power over the shares owned by him or her, except that Ms. Obuchowski has shared voting and investment power with respect to 3,000 shares owned jointly with her husband.

(2)
Includes 30,000 shares subject to stock options that currently are exercisable and held by Ms. Obuchowski.

(3)
Includes restricted shares of common stock awarded under the 2005 Stock Incentive Plan of the Company, which have not vested. Each holder of restricted shares may vote such shares but may not sell, transfer or encumber such shares until they vest in accordance with the applicable restricted stock award agreement. The persons named in this table held the numbers of unvested restricted shares shown opposite their respective names as of February 29, 2012:

Name	Number of Unvested Restricted Shares
Ronald H. Cooper	4,947
Bret C. Griess	132,085
Michael J. Henderson	102,292
John L.M. Hughes	4,947
Peter E. Kalan	264,167
Edward C. Nafus	4,947
Janice I. Obuchowski	4,947
Donald B. Reed	4,947
Bernard W. Reznicek	4,947
Joseph T. Ruble	105,209
Frank V. Sica	4,947
Donald V. Smith	4,947
James A. Unruh	4,947
Randy R. Wiese	120,334

Total	768,610

  Share Ownership Guidelines

          In 2007, the Board established share ownership guidelines for the Company's directors and executive officers. Such guidelines provide that (1) each director of the Company should own at least 9,000 shares of common stock, (2) the Chief Executive Officer of the Company should own at least that number of shares of common stock which is equal in value to three times his base salary, and (3) each other executive officer of the Company should own at least that number of shares of common stock which is equal in value to one time his base salary. Each individual is expected to attain the minimum ownership level within four years of his or her date of appointment. As of February 29, 2012, each of our executive officers and Board members owned shares consistent with the applicable ownership guidelines.

  Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in the applicable regulations) and directors, and persons who beneficially own more than 10% of a class of the Company's equity securities registered under such Act, to file certain reports of ownership and changes of ownership of the Company's equity securities with the SEC. Officers, directors and more than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

          Based solely on its review of the copies of such forms submitted to it and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers and directors were complied with for the year ended December 31, 2011, except that Mr. Ruble did not timely file a Form 4 covering one transaction occurring on March 8, 2011 due to an administrative error. However, the transaction was subsequently filed on March 15, 2011 and is reflected in this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This section explains our executive compensation program as it relates to the following named executive officers, or NEOs, whose compensation information is presented in the tables following this discussion:

Peter E. Kalan	Chief Executive Officer (CEO) and President
Randy R. Wiese	Executive Vice President and Chief Financial Officer
Joseph T. Ruble	Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer
Bret C. Griess	Executive Vice President and Chief Operating Officer
Michael J. Henderson	Executive Vice President, Sales and Marketing

Executive Summary

Company Overview and Business Strategy

        We are one of the world's largest and most established business support solutions providers primarily serving the communications industry. Our proven approach and solutions are based on our broad and deep experience in serving clients in the communications industry as their businesses have evolved from a single product offering to a highly complex, highly competitive, multi-service product offering. Our approach has centered on using the best technology for the various functions required to provide world-class solutions.

        Our solutions help service providers streamline and scale operations, introduce and adapt products and services to meet customer demands, and address the challenges and opportunities brought about by change. Our broad suite of solutions help our clients improve their business operations by creating more compelling product offerings and an enhanced customer experience through more relevant and targeted interactions, while at the same time more efficiently managing the service provider's cost structure. Over the years, we have focused our research and development and acquisition investments on expanding our solution set to address the ever expanding needs of communications service providers to provide for a differentiated, real-time and personal experience for the consumers. This extensive suite of solutions includes revenue management, content management and monetization, customer interaction management, as well as analytics and intelligence.

        Our business strategy is to grow our revenues, profitability and stockholder value by focusing on the following:

  •
  create recurring relationships;

  •
  expand our product and services portfolio through continuous innovation;

  •
  increase our value proposition through continuous improvement and urgency;

  •
  deliver on our commitments; and

  •
  bring new skills and products to market.

  Our Overall 2011 Performance

        During 2011, we made significant progress in our transformation to a global leader in providing business-enabling solutions for top communications providers around the world. We expanded and enhanced our product portfolio through investments in our technology and advanced functionality following the acquisition of Intec Telecom Systems plc (Intec) in November 2010. We also strengthened our client relationships, including a seven-year contract extension with our second largest client.

        Despite these important accomplishments, we also faced some challenges in 2011 that put downward pressure on both revenue and earnings growth. A cautious business environment and economic instability caused extended sales cycles worldwide. We experienced delays in client decision-making on several new sales opportunities and a slowdown in spending by our clients on various items such as marketing and print-related services. In addition, our sales team in the Asia-Pacific region was rebuilt, including its leadership, in 2011. As a result of these challenges, we fell short of our financial goals for the year.

        Key highlights of our 2011 performance include the following:

  •
  We grew our 2011 revenues by 34% over the previous year to $734.7 million, with the increase attributed to the inclusion of a full year of financial results from Intec in 2011.

  •
  Despite a challenging environment, we grew operating income over the prior year as a result of our ability to control costs in line with our revenue performance.

  •
  We generated $61.0 million in cash flows from our operating activities, ending the year with $158.8 million of cash, cash equivalents and short-term investments, and with a strong balance sheet.

  •
  We integrated Intec into our business in 2011. This was important to our business as Intec provides the following benefits to the Company: (1) an expanded portfolio of products and services, including the addition of the leading wholesale billing and mediation platforms in the world; (2) a greater diversity of markets and clients served, thereby reducing risk associated with geographic, market and customer concentration; and (3) an additional 400 clients, and approximately 1,500 employees, providing us greater scale to grow our business and achieve economic benefits from operating a larger, more globally diverse business.

NEO Pay-for-Performance

        Our executive compensation program is intended to create a strong link between pay and the Company's performance, as well as to attract and retain qualified executives. The 2011 performance measures selected for our annual and long-term incentive plans are designed to align executive pay with stockholder return over the short and long term. The program is designed to deliver 50% or more of each NEO's total compensation based on performance against pre-selected measures.

        Annual Performance Bonus.    Consistent with our business strategy to grow our revenues and profitability, annual performance bonus awards for our executives are based primarily on achievement of predetermined Revenue and Adjusted Operating Income targets. We also evaluate NEO performance compared to individual performance objectives under the annual performance bonus plan; however, payment on attainment of individual objectives is dependent upon our achievement of the Revenue and Adjusted Operating Income targets. See 2011 Compensation: Determining Annual Performance Bonuses for 2011 on page 26 for additional information about our 2011 annual performance bonus awards.

        Long-Term Incentive Awards.    To align executive share awards with stockholder return over the short and long term, 50% of the restricted stock awards we grant to our NEOs vest only upon attainment of a specified Stock Price Measure or an Adjusted Earnings Per Share (EPS) target established at the beginning of the year as part of our annual budgeting process (i.e., performance-based awards). The other 50% of the restricted stock awards vest ratably over a four-year period (i.e., time-based awards). While stock price is a common measure of stockholder value, the Adjusted EPS calculation is designed to measure our cash flow generating capabilities, which we believe is a metric often used by investors and financial analysts to evaluate our financial performance and assess our potential for increasing stockholder value. See 2011 Compensation: Determining Long-Term Incentive Awards for 2011 on page 29 for additional information about our 2011 long-term incentive awards.

NEO Compensation in 2011

        Due to the business challenges that we faced as outlined above in Our Overall 2011 Performance, we fell short of our 2011 performance targets, which include a combination of Generally Accepted Accounting Principles (GAAP) and non-GAAP measures. The table below shows how our 2011 results compare to the predetermined targets for the performance-based measures used in the Annual Performance Bonus and Long-Term Incentive Awards programs.

	Fiscal 2011 Results	2011 Target
Revenue	$734.7 million	$781.6 million
Adjusted Operating Income(1)	$139.0 million	$139.7 million
Adjusted EPS(2)	$3.01	$3.14
Stock Price Measure(3)	$16.08	$22.04

(1)
Adjusted Operating Income is a non-GAAP measure. See 2011 Compensation: Determining Annual Performance Bonuses for 2011 on page 26 for more information and an explanation of how these amounts are determined.

(2)
Adjusted EPS is a non-GAAP measure. See 2011 Compensation: Determining Long-Term Incentive Awards for 2011 on page 29 for more information and an explanation of how these amounts are determined.

(3)
See 2011 Compensation: Determining Long-Term Incentive Awards for 2011 on page 29 for more information and an explanation of how Stock Price Measure is determined.

As a result of our falling short of these performance-based measures, our NEOs did not earn a payout under the Annual Performance Bonus Plan for 2011. Additionally, the 2011 Adjusted EPS and Stock Price Measure targets required for the first vesting of the 2011 Long-Term Incentive Awards were not met, and as such, vesting did not occur. Vesting of these shares is still possible based on cumulative performance against the targets over the next two years (2012 and 2013). Based on these results, 2011 compensation for our NEOs disclosed in the 2011 Summary Compensation Table on page 33 is comprised primarily of base salary and long-term incentive awards granted. Our CEO's total compensation decreased 24% from the prior year. For more information about the compensation of our CEO and other NEOs see 2011 Compensation on page 26.

Company Response to 2011 Say-on-Pay Results

        Eighty-six (86) percent of our stockholders voted FOR approval of our executive compensation as disclosed in our 2011 Proxy Statement. We value the opinions of our stockholders and considered the results of their vote on executive pay and on the frequency of our say-on-pay proposal in several ways during 2011. On August 30, 2011, we notified our stockholders of our intention to hold an annual advisory vote on executive compensation based on their response to our frequency proposal. In addition, our Compensation Committee (the "Committee") instructed its independent compensation consultant, Pearl Meyer & Partners, to review our annual performance bonus and long-term incentive programs for alignment with stockholder interests and correlation to company performance. We believe our incentive programs demonstrate a strong link between the pay of our NEOs, company performance and stockholder returns.

Our Compensation Governance Practices

        In addition to providing a compensation program that focuses on pay-for-performance, we believe that the following good compensation governance and sound practices reinforce our business strategy, culture and values:

  •
  Our performance-based compensation is designed to achieve our business strategy and enhance stockholder value.  The key financial performance metrics for performance-based compensation are: Revenue, Adjusted Operating Income, Adjusted EPS and a specified Stock Price Measure, which are all key financial measures which demonstrate our execution of our long-term business strategy. For additional information about our business strategy see Company Overview and Business Strategy on page 20 above.

  •
  We place an emphasis on the long term.  We award a significant portion of our compensation in the form of long-term awards, 50% of which is in the form of performance-based stock that vests over a three-year period only upon achievement of specific financial measures.

  •
  We seek to align the financial interests of our executives with our stockholders through equity awards and share ownership guidelines.  Our NEOs are expected to maintain ownership levels of shares consistent with our share ownership guidelines. For additional information see Share Ownership Guidelines on page 19.

  •
  We have a policy prohibiting short sale and other speculative transactions in our stock.  Our NEOs and other insiders are prohibited from selling our stock short or entering into transactions in puts or calls that raise similar concerns regarding speculation of our stock.

  •
  We provide only limited perquisites and other benefits.  Our NEOs are eligible for only limited perquisites and benefits including Company 401(k) plan contributions. For additional information see the 2011 Summary Compensation Table on page 33 below.

  •
  Independent Compensation Consultant.  Our Compensation Committee has engaged an independent compensation consultant for 2012 that does not provide any services to management and that had no relationship with management prior to the engagement.

Share Ownership Guidelines

        We implemented share ownership guidelines in May 2007 for our executive officers and Board members. Each individual is expected to attain the minimum ownership level within four years of his or her date of appointment. Below is a summary of the minimum share ownership levels:

Minimum Share Ownership Level
CEO	Value equal to 3 times annual base salary
Other executive officers	Value equal to 1 time annual base salary
Board members	9,000 shares

Many of our Board members and executive officers maintain share ownership levels that exceed the minimums. Ownership levels are determined based on the common stock owned by each individual, excluding any unvested shares of restricted stock. As of February 29, 2012, each of our executive officers and Board members owned shares consistent with applicable guidelines.

Our Compensation Process

Determining Executive Compensation

        Our Compensation Committee evaluates and recommends to the Board the base salary and annual incentive bonus targets for each of our NEOs. The Committee has sole authority to grant equity awards. When making compensation decisions and recommendations, the Committee considers competitive peer group information and guidance provided by its independent compensation consultant, Company audited financial results, individual performance reviews provided by the CEO, Compensation Committee and Board evaluations of the CEO, and attainment of the performance-based criteria for annual incentives and restricted stock awards. The Compensation Committee and our Board also evaluate our executives based on direct observation of their performance.

Role of the Independent Compensation Consultant and Management

        Our Compensation Committee selects an independent compensation consultant and determines the scope of the consultant's engagement. Our management assists the consultant with its analysis and recommendations by providing historical pay data and management's perspective on the Company's competitive environment for recruiting managerial talent. Our CEO provides performance evaluations and makes recommendations for the compensation of other NEOs.

        The Compensation Committee engaged Towers Watson & Co. ("Towers Watson"), as its compensation consultant to advise it on executive compensation matters in early 2011. The Committee instructed Towers Watson to take a broad view of the competitive compensation landscape to assist the Committee in structuring a compensation program for our NEOs. We believe that this broader view of compensation practices has enabled us to attract and retain a highly talented executive team with a balance of short- and long-term compensation that aligns NEO focus with stockholder returns. Towers Watson reviewed compensation data available from peer company proxy statements and published survey sources using position matches and data analyses that are selected as best representative of comparable positions in our industry. For additional information regarding peer group component companies and pay of our NEOs compared to the peer group see Peer Group and NEO Compensation on page 30.

        The Compensation Committee periodically evaluates the qualifications of the independent compensation consultant. Following the Intec acquisition, the Company considered expanding the services performed by Towers Watson to provide brokerage services for our health and welfare benefits in the U.S. as well as additional consulting services on various benefit plans around the world. Due to the anticipated increase in services provided by Towers Watson, the Compensation Committee began a search for a different independent compensation consultant to provide executive compensation services to the Committee. Effective in August 2011, the Committee selected Pearl Meyer & Partners as its independent compensation consultant. During 2011, Towers Watson received approximately $63,000 for services provided as the Compensation Committee consultant and $375,000 in commissions from providers for brokerage services and fees for additional consulting services on benefit plans for the Company around the world. Services provided by Pearl Meyer & Partners in 2011 included only executive compensation guidance to the Committee.

Principle Components of Our Executive Compensation Program

        Our Compensation Committee has established three core components of each NEO's compensation. The table below defines the three core components and illustrates the percentage of compensation the NEOs would receive, if paid at target level, by component:

Core Component	Purpose and Objective	Percentage of Total Compensation by Core Component at Target	Form
Base Salary	Provide base compensation that is competitive and reflects the scope of responsibility, level of authority and overall duties of the position	18 - 25%	Cash
Annual Performance Bonus	Provide an annual bonus opportunity tied to Company performance and achievement of individual performance objectives	23 - 27%	Cash
Long-Term Incentive Awards	Provide equity awards tied to Company performance over the long term and align NEO interests with stockholder value	50 - 56%	Restricted Stock Awards

        Below is additional information about the objectives of these three core components of our executive compensation program.

        Base Salary.    The objectives used for determining base salary include:

  •
  Competitiveness with base salaries paid to persons holding similar positions in our peer group.

  •
  The position and responsibilities of the NEO.

        For 2011, the Compensation Committee considered a base salary for an NEO to be competitive generally if it was near the median (or 50th percentile) of the peer group. As noted above, the Compensation Committee recognizes that these comparisons may not align perfectly because executive titles and responsibilities at peer group companies frequently do not correspond entirely to responsibilities of our NEOs with similar titles.

        Annual Performance Bonus.    The objectives for the annual performance bonus are to:

  •
  Provide a cash performance bonus opportunity in an amount which would result in the NEO's total annual cash compensation for the year (base salary plus cash bonus) to be competitive with the peer group, taking into account the factors described above, and which fairly reflects the position and responsibilities of the NEO.

  •
  Structure the annual performance bonus program to promote achievement of annual financial objectives of meaningful increases in our Revenue and Adjusted Operating Income which advance the Company's long-term success and enhance stockholder value.

        The Compensation Committee considered the information and advice provided by Towers Watson before making its own assessment and then recommended base salaries and annual bonus targets to the Board for each of the NEOs. Together, the base salary and target annual performance bonus amounts are intended to bring the total annual cash compensation of each NEO generally between the 50th and 75th percentile of peer group compensation (assuming that performance bonuses are earned in an amount at or near 100% of target).

        Long-Term Incentive Awards.    The objective for the long-term incentive awards is to align overall NEO compensation with long-term stockholder return by providing an equity component that directly coincides with stockholder value. Currently, our equity component includes annual grants of restricted stock, of which 50% of the shares vest ratably over a four-year period and 50% vest ratably over a three-year period only upon achievement of specific performance-based criteria. We believe this program design encourages retention and aligns the financial interests of our NEOs with those of the Company's stockholders.

        Equity grants to our NEOs are generally made annually, concurrently with our individual performance reviews. Equity awards are considered in conjunction with the other elements of our NEO's compensation package taken as a whole. In determining the amount of restricted stock to award our NEOs, the Compensation Committee also seeks to be competitive with our peer group. Because the comparative data with respect to performance-based equity awards is limited, the Compensation Committee makes an independent assessment after consultation with the compensation consultant (based on available data and the members' extensive business experience) as to the number of shares to grant to each NEO based on the value of the shares at the time of the grant in relation to (1) the NEO's cash compensation; (2) the performance targets for the performance-based grants and the potential difficulty in their achievement; and (3) the corporate position and responsibilities of each NEO.

2011 Compensation

Determining Annual Base Salaries for 2011

        Base salary decisions require several considerations such as competitive peer group information, scope of each NEO's role, tenure and experience, as well as individual performance. After considering the competitive information provided by Towers Watson, recommendations from the CEO with respect to other NEOs and its own evaluation of NEO performance, the Compensation Committee recommended to the Board (and the Board approved) salary increases for four of the NEOs in 2011.

Named Executive Officer	2011 Base Salary	2010 Base Salary	% Increase in Base Salary from 2010
Peter E. Kalan	$520,000	$520,000	0%
Randy R. Wiese	$360,000	$348,400	3%
Joseph T. Ruble	$310,000	$291,200	6%
Bret C. Griess	$365,000	$338,000	8%
Michael J. Henderson	$335,000	$325,000	3%

        The salary for Mr. Ruble increased six percent over the prior year after it was determined through peer benchmarking that his salary fell in the lower 25th percentile. The salary for Mr. Griess was increased eight percent over the prior year to reflect his assumption of increased responsibilities in 2011.

Determining Annual Performance Bonuses for 2011

        Annual performance bonuses are awarded under the terms of our Performance Bonus Plan. Stockholders approved the performance goals under the Performance Bonus Plan in May 2011. Annual performance bonuses paid under the program are designed to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code, provided other requirements are satisfied. Each year, the Compensation Committee establishes pre-determined objectives for the Company and for each NEO.

        The annual performance bonus for each NEO is determined as shown below. The base salary is multiplied by the target bonus percentage for each NEO. This result is then multiplied by (1) the percentage of the Company target achieved (which is the same for all NEOs) and (2) the percentage of the personal performance objectives achieved by each NEO. If the Company target is missed, no annual performance bonus will be paid even if the NEO achieves his individual performance objectives.

        NEO Target Bonus Percentage.    After considering the competitive information provided by Towers Watson, the Compensation Committee recommended to the Board (and the Board approved) target bonus increases for all of the NEOs in 2011 to better align total cash compensation with that of our peer group (see NEO Compensation Compared to the Peer Group on page 31). The 2011 target bonus as a percentage of base salary for each NEO is as follows:

Named Executive Officer	2011 Target Bonus— % of Base Salary	2010 Target Bonus— % of Base Salary
Peter E. Kalan	150%	110%
Randy R. Wiese	100%	65%
Joseph T. Ruble	100%	65%
Bret C. Griess	100%	65%
Michael J. Henderson	100%	65%

        2011 Company Performance.    The table below shows the Company's performance against the 2011 financial performance measures which consisted of targets for Revenue and Adjusted Operating Income. If the Company achieves the target levels of performance for Revenue and Adjusted Operating Income, the Company target bonus percentage is 100%. If the Company misses the minimum threshold for either of the target levels of performance for Revenue or Adjusted Operating Income, the Company target bonus percentage is 0%.

	2011 Actual	2011 Target (100% Payout)	2011 Minimum Threshold
Revenue	$734.7 million	$781.6 million	$757.0 million
Adjusted Operating Income(1)	$139.0 million	$139.7 million	$135.3 million

(1)
Adjusted Operating Income is calculated by excluding one or more unusual operating items that are not considered reflective of our recurring core business operating results and certain non-cash expense items, which may or may not exist in any given year, from our operating income prepared in accordance with GAAP, such that investors can better understand our cash generating capabilities over time. For 2011, the following items were excluded from our operating income prepared in accordance with GAAP in determining our Adjusted Operating Income:

•
restructuring charges;

•
stock-based compensation; and

•
amortization of acquired intangible assets.

        The 100% predetermined targets were established based upon the Company's initial internal targets for 2011 Revenue and Adjusted Operating Income. For purposes of the Annual Performance Bonus Program, these amounts are derived from the 2011 audited financial information of the Company as provided in the Company's 2011 Form 10-K. The Compensation Committee also established minimum levels (see table above) necessary for the NEOs to receive any performance bonus.

        Based on the Company's actual 2011 financial performance as shown in the table above, the Company did not meet the 2011 minimum threshold for revenue; therefore the percentage of the 2011 bonus earned based on the predetermined financial objectives was 0%. The Compensation Committee reviewed the 2011 results and has certified this level of attainment of our financial performance goals for purposes of the 2011 Annual Performance Bonus Plan, and as a result no bonus payments were made to our NEOs under the plan.

        2011 NEO Individual Performance Objectives.    The final element of the annual performance bonus is a determination by the Compensation Committee of each NEO's achievement of his individual performance objectives. As previously noted, if either one of the Company's minimum thresholds is missed, no annual performance bonus will be paid even if an NEO achieves his individual performance objectives.

        Under the 2011 Performance Bonus Plan, an NEO's bonus cannot exceed 200% of his base salary. The Compensation Committee may not rate an NEO as achieving more than 100% of his individual performance goals.

        The Compensation Committee met in February 2012 to consider the 2011 performance of each NEO as compared to the individual's performance goals. Mr. Kalan, the CEO, reviewed the 2011 performance of the other NEOs and presented information to the Committee for consideration.

        Although the NEOs earned no payout under the Annual Performance Bonus Plan for 2011, the individual performance of each executive was still evaluated against the agreed upon Common and Unique Objectives described below. These non-financial objectives are critical to our success and are designed to drive stockholder value over the long term. Consequently, since regardless of any particular NEO's individual performance no payout under the Annual Performance Bonus Plan for 2011 was made, no specific achievement percentage was assigned to each NEO.

        Common Objectives.    Common elements of NEO objectives included:

  •
  Operational and Functional Responsibilities.  An objective for each of the NEOs was to manage his assigned areas of accountability. This objective may vary by NEO depending upon whether the NEO's responsibilities focused more on profit or loss in a particular area of our business, or meeting budgetary objectives.

  •
  Integration of Acquired Assets.  In light of the Intec acquisition, all NEOs were responsible for achieving the successful integration of the two companies.

        Unique Objectives.    The following are examples of categories of individual objectives unique to one or more of the NEOs based on area of responsibility within the Company:

  •
  Deliver on Key Development Initiatives.  As a technology company, we have a technology product road map requiring significant software development investments aimed at achieving specified feature and functional milestones.

  •
  Key Client Relationships.  A significant portion of our revenue is derived from a small number of key clients, and a key objective is to ensure that these relationships remain strong and, when applicable, key contracts are renewed under terms satisfactory to both parties.

  •
  Staff Development.  Succession planning and development of key staff is an important Company-wide objective, including transitioning identified tasks and functions from outgoing personnel to new personnel, where applicable.

  •
  Growth Initiatives.  Implementation of the Company's long-term strategic plan is a key objective, including execution on the Company's merger, acquisition and partnership strategies.

  •
  Increasing Cost Efficiency.  NEOs are expected to identify and implement potential cost savings and process efficiencies in identified areas of the Company.

Determining Long-Term Incentive Awards for 2011

        In 2011, the Compensation Committee continued the approach it implemented in 2007, and made restricted stock awards to our NEOs in two forms: 50% of the shares granted are time-based awards which vest in equal increments over a four-year period beginning on the first anniversary of the grant date, and 50% of the shares granted are performance-based awards which vest over a three-year period if certain performance thresholds are met.

        In determining the number of shares of restricted stock to be granted and the balance between performance-based and time-based vesting provisions, the Compensation Committee considered information and advice received from Towers Watson, as well as the views of executive officers and certain members of senior management concerning the use of performance-based vesting for restricted stock.

        The 2011 performance-based restricted stock awards vest in three equal annual increments if the Company attains either of the specified performance goals for 2011, 2012 and 2013. Each year's performance targets reflect a meaningful growth rate over the previous year's measures. If the Company does not attain either of the performance goals for a particular year, but does attain one of the performance targets in a subsequent year, then the unvested shares for the earlier year will vest in addition to the shares scheduled to vest in the current year. In other words, if a particular year's performance targets are missed, those shares can still vest in a subsequent year if the cumulative performance targets are met. See the 2011 Grants of Plan-Based Awards table on page 34 for additional information regarding the details of the 2011 restricted stock awards to our NEOs.

        The Compensation Committee determined and certified the performance of the measures related to our performance-based restricted stock awards for the 2011, 2010 and 2009 grants for purposes of determining the shares that became vested. Based upon our 2011 results of operations, the Company did not achieve the 2011 Stock Price Measure or Adjusted EPS target, so the first one-third of the 2011 performance-based restricted stock awards did not vest. The Company attained, however, the specified 2009 and 2010 Adjusted EPS targets, and therefore triggered the vesting of the final one-third of the 2009 and the second one-third of the 2010 performance-based restricted stock awards. This information is detailed in the table below:

	Stock Price Measure		Adjusted EPS(2)
	2011 Actual(1)	2011 Target	2011 Actual	2011 Target
First-year increment of 2011 Award	$16.08	$22.04	$3.01	$3.14
Second-year increment of 2010 Award	$16.08	$24.20	$3.01	$3.01
Third-year increment of 2009 Award	$16.08	$19.97	$3.01	$2.88

(1)
The Stock Price Measure represents the average closing market price of our common stock over the first 20 trading days after we publicly report our annual financial results.

(2)
Adjusted EPS currently being used in our performance-based restricted stock awards is calculated as follows:

•
First, we begin with income from continuing operations per diluted share calculated in accordance with GAAP.

  •
  We then add back to this amount the after-tax, per diluted share impact (applying the estimated income taxes related to these items, and the weighted average diluted shares outstanding for the period) of the following items: (1) depreciation expense; (2) amortization of intangible assets; (3) stock-based compensation expense; (4) amortization of original issue discount on debt; (5) acquisition-related costs (e.g., in-process R&D costs, deal-related costs, change in fair value of contingent considerations (such as an earn-out), etc.); (6) impairment or write-off of intangible assets; (7) restructuring charges and other similar non-cash charges; (8) the difference between the book gain and the cash/economic gain on retirement of debt; and (9) any extraordinary, unusual, or non-recurring items of loss or expense. One or more of these may not exist in any given period.

  For the 2011 Adjusted EPS measure, the add backs to continuing operations from the above list included: (1) depreciation expense; (2) amortization of intangible assets; (3) stock-based compensation expense; (4) amortization of original issue discount on debt; and (5) restructuring charges.

Peer Group and NEO Compensation

Role of Benchmarking in Determining Compensation

        To assist the Compensation Committee in establishing 2011 compensation for our NEOs, Towers Watson provided a competitive assessment using peer group compensation information and industry survey data for the three primary elements of our NEO compensation packages:

  •
  base salary;

  •
  target total cash compensation (base salary plus target annual performance bonus); and

  •
  total direct compensation (target total cash compensation plus an annualized value of any long-term incentives granted).

This process involved identification of a peer group for comparison purposes, analysis of the projected total cash compensation (base salary plus annual performance bonus) of our NEOs for the prior year, and comparison with the equivalent peer group positions and industry survey data. The Compensation Committee recognizes that the peer group comparisons and the industry survey data may not be perfectly aligned because the executive titles and responsibilities at the peer group companies are unlikely to correspond exactly to the responsibilities of our NEOs with similar or equivalent titles. Despite these limitations, the Compensation Committee believes this information is helpful as one important data point for determining executive compensation.

Peer Group Used for Benchmarking

        The peer group used for benchmarking is reviewed annually to ensure that its composition and characteristics remain consistent with our objectives. Towers Watson reviewed companies with a similar range of annual revenue within the data processing and outsourced services and application software industries. In addition to providing written materials to the Compensation Committee, Towers Watson discussed the information with the Committee and its experiences and observations regarding the compensation practices and philosophies of other companies.

        In 2011, the peer group was changed to reflect the Company's acquisition of Intec in November 2010, which added an increased software component to our business model, expanded our global footprint and significantly increased our total revenues. For 2011, our peer group was comprised of the following companies that range in size from $500 million to $1.3 billion in revenues:

Compuware Corporation	Euronet Worldwide Inc.
Global Cash Access Holdings, Inc.	Informatica Corporation
Henry (Jack) & Associates, Inc.	Lawson Software Inc.
MICROS Systems, Inc.	Parametric Technology Corporation
Quest Software Inc.	Solera Holdings Inc.
Synopsys Inc.	Tibco Software, Inc.
Verint Systems Inc.

NEO Compensation Compared to the Peer Group

        The following is a summary comparison of base salary, total cash compensation (base salary plus eligible annual performance incentive) and target total direct compensation (base salary plus eligible annual performance incentive plus value of equity awards granted during the past year) compared to peer group companies and survey data based on Towers Watson information available in February 2011.

  •
  Base Salary:  For 2011, the Compensation Committee generally considered a base salary for an NEO to be competitive if such salary was near the market median (or 50th percentile).

  •
  Total Cash Compensation:  For 2011, the Compensation Committee generally considered targeted total cash compensation for an NEO to be competitive if such targeted total cash compensation was between the 50th and 75th percentile, assuming that the Company performance goals have been met or exceeded.

  •
  Total Direct Compensation:  For 2011, the Compensation Committee generally considered targeted total direct compensation (total cash compensation plus the value of any equity awards granted to the NEO during the past year) for an NEO to be competitive if such total direct compensation was near the market median (or 50th percentile).

        The table below shows how our NEOs compare (on a percentile basis) to our peer group company information for base salary, total cash compensation (base plus eligible annual performance bonus), and total direct compensation (base salary plus eligible annual performance bonus plus value of equity awards granted during the past year).

Named Executive Officer	Base Salary	Total Cash Compensation	Total Direct Compensation
Peter E. Kalan	Below the 25th	Above the 75th	Between the 25th and 50th
Randy R. Wiese	Near the 25th	Between the 25th and 50th	Near the 50th
Joseph T. Ruble	Below the 25th	Between the 25th and 50th	Near the 50th
Bret C. Griess	Near the 25th	Between the 25th and 50th	Near the 50th
Michael J. Henderson	Near the 25th	Between the 25th and 50th	Near the 50th

Other

        The Compensation Committee does not believe that perquisites and other benefits should play a major role in the overall compensation program of our NEOs. We offer our NEOs the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available Company-wide and through a more restricted (i.e., participation is limited to vice presidents and above) non-qualified deferred compensation program, both of which include Company matching contributions. The Committee views these deferral programs more as individual retirement planning options for our NEOs and not as a long-term compensation program. The amount of our contributions for each NEO is reported in a footnote to the 2011 Summary Compensation Table on page 33, along with the details of various items of other NEO compensation. The maximum amount the Company matched under its 401(k) plan during 2011 (including pre-tax, discretionary and service matches) was $17,150 and under the nonqualified deferred compensation program it was $6,250.

        Our executive officers also have employment agreements with the Company. See Employment Agreements below for additional information.

Section 162(m) Requirements

        Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for federal income tax purposes for compensation paid to each of its NEOs who are employed as of the end of the year. This limitation does not currently apply to the compensation of a chief financial officer or to compensation that qualifies under Section 162(m) as "performance-based" compensation (i.e., compensation paid only if the individual's performance meets pre-established objective performance goals, the material terms of the performance goals are approved by stockholders and other Section 162(m) requirements are satisfied). In February 2011, the Compensation Committee established certain objective performance goals for our NEOs under our stockholder-approved Amended and Restated 2005 Stock Incentive Plan (the "Stock Incentive Plan") and our Performance Bonus Program. The performance goals under the Performance Bonus Program and the Stock Incentive Plan were approved by the Company's stockholders in May 2011. The Compensation Committee is responsible for the administration of both our Stock Incentive Plan and our Performance Bonus Program.

COMPENSATION COMMITTEE REPORT

        The following Compensation Committee Report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A, other than as provided below, or to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent that the Company specifically requests that such information be incorporated by reference or treated as soliciting material.

        We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis which appears in this Proxy Statement and is required by Item 402(b) of SEC Regulation S-K.

        Based upon such review and discussions, we recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors:
Frank V. Sica, Chairman
Ronald H. Cooper
John L. M. Hughes
Donald V. Smith
James A. Unruh

EXECUTIVE COMPENSATION TABLES

2011 Summary Compensation Table

        The following table contains information concerning compensation of the Company's CEO, Chief Financial Officer, and three other most highly compensated executive officers. All dollar values have been rounded to the nearest dollar.

Name and Principal Position(1)	Year	Base Salary	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Peter E. Kalan	2011	$520,000	$—	$1,634,550	—	$29,276	$2,183,826
President and Chief Executive Officer	2010	$520,000	$—	$1,523,250	$816,244	$20,598	$2,880,092
	2009	$500,000	$—	$1,439,000	$570,240	$25,588	$2,534,828
Randy R. Wiese	2011	$360,000	$—	$769,200	—	$23,678	$1,152,878
Executive Vice President and Chief	2010	$348,400	$—	$649,920	$323,158	$21,559	$1,343,037
Financial Officer	2009	$335,000	$—	$575,600	$225,763	$21,524	$1,157,887
Joseph T. Ruble	2011	$310,000	$—	$673,050	—	$24,619	$1,007,669
Executive Vice President, General	2010	$291,200	$—	$609,300	$270,103	$22,154	$1,192,757
Counsel, Corporate Secretary and Chief	2009	$280,000	$—	$503,650	$190,663	$22,761	$997,074
Administrative Officer
Bret C. Griess	2011	$365,000	$—	$865,350	—	$16,814	$1,247,164
Executive Vice President and Chief	2010	$338,000	$—	$609,300	$313,512	$21,258	$1,282,070
Operating Officer	2009	$325,000	$—	$503,650	$219,024	$20,731	$1,068,405
Michael J. Henderson	2011	$335,000	$—	$673,050	—	$75,446	$1,083,496
Executive Vice President, Sales and Marketing	2010	$143,750	$—	$642,600	$137,092	$134,941	$1,058,383

(1)
Each of the executive officers of the Company named in this table has a written employment agreement with the Company. The material terms of each employment agreement are summarized in the Employment Agreements section below.

(2)
This column reflects the aggregate grant date fair value of stock awards granted during the year computed in accordance with the accounting rules, FASB ASC Topic 718. The assumptions used in determining the amounts are set forth in Note 13 of our 2011 Form 10-K. The aggregate grant date fair value is calculated using the closing price of our common stock on the date of grant and excludes the impact of estimated forfeitures. The grant date fair value of performance-based stock awards included in this balance is the maximum amount than can be earned under the award.

(3)
This column reflects annual performance bonus amounts earned by the persons named in this table for services performed during 2011, 2010 and 2009. Such amounts are paid during the first quarter following each year. Since the Company missed the minimum threshold for revenue, the 2011 Company objectives percentage is 0% and no bonus was paid. As a result, no specific achievement percentages were assigned to each NEO, which shows as N/A in the table below:

	Peter E. Kalan	Randy R. Wiese	Joseph T. Ruble	Bret C. Griess	Michael J. Henderson
2011
Base salary at December 31, 2011	$520,000	$360,000	$310,000	$365,000	$335,000
2011 bonus target percentage	150.0%	100.0%	100.0%	100.0%	100.0%

	$780,000	$360,000	$310,000	$365,000	$335,000
2011 Company objectives percentage	0%	0%	0%	0%	0%

2011 Individual objectives percentage	N/A	N/A	N/A	N/A	N/A

Totals	$0	$0	$0	$0	$0

(4)
This column reflects 2011, 2010 and 2009 compensation of the persons named in this table that is not properly reportable in any other column of this table. For 2011, details of the "All Other Compensation" are as follows:

Compensation Item	Peter E. Kalan	Randy R. Wiese	Joseph T. Ruble	Bret C. Griess	Michael J. Henderson
Company 401(k) retirement plan contributions	$16,425	$16,260	$13,738	$15,879	$9,800
Non-qualified deferred comp plan Company contributions	6,250	6,250	6,250	—	6,250
Financial planning benefits	2,000	1,030	250	875	—
Relocation	—	—	—	—	51,485
Other perquisites	4,601	138	4,381	60	7,911

Totals	$29,276	$23,678	$24,619	$16,814	$75,446

2011 Grants of Plan-Based Awards

        The following table contains information concerning grants of non-equity and equity incentive plan-based awards by the Company during 2011 to the persons named in the Summary Compensation Table. All dollar values have been rounded to the nearest dollar.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock(3)
									Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold	Target (100%)	Maximum	Threshold	Target (100%) (shares)	Maximum (shares)
Peter E. Kalan	—	$546,000	$780,000	$1,560,000	—	—	—	—	—
	March 1, 2011	—	—	—	Stock Price or Adj. EPS	42,500	42,500	—	$817,275
	March 1, 2011	—	—	—	—	—	—	42,500	$817,275
Randy R. Wiese	—	$252,000	$360,000	$720,000	—	—	—	—	—
	March 1, 2011	—	—	—	Stock Price or Adj. EPS	20,000	20,000	—	$384,600
	March 1, 2011	—	—	—	—	—	—	20,000	$384,600
Joseph T. Ruble	—	$217,000	$310,000	$620,000	—	—	—	—	—
	March 1, 2011	—	—	—	Stock Price or Adj. EPS	17,500	17,500	—	$336,525
	March 1, 2011	—	—	—	—	—	—	17,500	$336,525
Bret C. Griess	—	$255,500	$365,000	$730,000	—	—	—	—	—
	March 1, 2011	—	—	—	Stock Price or Adj. EPS	22,500	22,500	—	$432,675
	March 1, 2011	—	—	—	—	—	—	22,500	$432,675
Michael J. Henderson	—	$234,500	$335,000	$670,000	—	—	—	—	—
	March 1, 2011	—	—	—	Stock Price or Adj. EPS	17,500	17,500	—	$336,525
	March 1, 2011	—	—	—	—	—	—	17,500	$336,525

(1)
The actual amounts earned for 2011 are reported in the 2011 Summary Compensation Table on page 33 in the column titled "Non-Equity Incentive Plan Compensation." The award amounts above assume the executive officers achieve 100% of their personal performance objectives (see Footnote (3) to the 2011 Summary Compensation Table on page 33). In February 2012, the Compensation Committee certified the 2011 Annual Performance Bonus Plan payout was zero.

(2)
All restricted stock awards considered "equity incentive plan awards" are performance-based awards granted under the Company's 2005 Stock Incentive Plan. To vest in awards, the executives must attain objective performance goals. The performance-based restricted stock awards granted in 2011 vest, if at all, in three approximately equal installments over a three-year period consisting of 2012, 2013 and 2014, and the objective performance goals are based upon either (i) a specified Adjusted EPS target or (ii) a specified Company Stock Price Measure.

(3)
All restricted stock awards considered "all other stock awards" are non-performance-based awards granted under the Company's 2005 Stock Incentive Plan. These restricted stock awards vest in four equal annual installments commencing on the first anniversary of the grant date.

(4)
This amount reflects the aggregate grant date fair value for both performance-based and non-performance-based restricted stock awards granted in 2011.

Outstanding Equity Awards at December 31, 2011

        The following table contains information concerning all unvested restricted stock held at December 31, 2011, by the persons named in the 2011 Summary Compensation Table. There were no outstanding stock options held by the NEOs at December 31, 2011. All dollar values have been rounded to the nearest dollar.

	Restricted Stock Awards
Name	Non-Performance Based Plan Awards: Number of Shares of Stock That Have Not Vested(2)	Non-Performance Based Plan Awards: Market Value of Shares of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(1)
Peter E. Kalan	108,125	$1,590,519	84,167	$1,238,097
Randy R. Wiese	47,000	$691,370	37,334	$549,183
Joseph T. Ruble	41,875	$615,981	33,334	$490,343
Bret C. Griess	45,312	$666,540	38,334	$563,893
Michael J. Henderson	30,625	$450,494	29,167	$429,047

(1)
These columns reflect the market value of restricted stock awards that have not vested as of December 31, 2011. The market value was computed by multiplying the number of shares of restricted stock that have not vested as of December 31, 2011, by the closing price of the Company's common stock on December 30, 2011 of $14.71.

(2)
Detailed information relating to the non-performance-based unvested restricted stock awards as of December 31, 2011 (all unvested restricted stock awards were granted under the Company's 2005 Stock Incentive Plan) is as follows:

Name	Grant Date	Unvested Shares	Vesting Dates	Shares Vesting
Peter E. Kalan	February 22, 2008	12,500	February 22, 2012	12,500
	February 19, 2009	25,000	February 19, 2012	12,500
			February 19, 2013	12,500
	February 16, 2010	28,125	February 16, 2012	9,375
			February 16, 2013	9,375
			February 16, 2014	9,375
	March 1, 2011	42,500	March 1, 2012	10,625
			March 1, 2013	10,625
			March 1, 2014	10,625
			March 1, 2015	10,625

	Total	108,125

Randy R. Wiese	February 22, 2008	5,000	February 22, 2012	5,000
	February 19, 2009	10,000	February 19, 2012	5,000
			February 19, 2013	5,000
	February 16, 2010	12,000	February 16, 2012	4,000
			February 16, 2013	4,000
			February 16, 2014	4,000
	March 1, 2011	20,000	March 1, 2012	5,000
			March 1, 2013	5,000
			March 1, 2014	5,000
			March 1, 2015	5,000

	Total	47,000

Name	Grant Date	Unvested Shares	Vesting Dates	Shares Vesting
Joseph T. Ruble	February 22, 2008	4,375	February 22, 2012	4,375
	February 19, 2009	8,750	February 19, 2012	4,375
			February 19, 2013	4,375
	February 16, 2010	11,250	February 16, 2012	3,750
			February 16, 2013	3,750
			February 16, 2014	3,750
	March 1, 2011	17,500	March 1, 2012	4,375
			March 1, 2013	4,375
			March 1, 2014	4,375
			March 1, 2015	4,375

	Total	41,875

Bret C. Griess	February 22, 2008	2,812	February 22, 2012	2,812
	February 19, 2009	8,750	February 19, 2012	4,375
			February 19, 2013	4,375
	February 16, 2010	11,250	February 16, 2012	3,750
			February 16, 2013	3,750
			February 16, 2014	3,750
	March 1, 2011	22,500	March 1, 2012	5,625
			March 1, 2013	5,625
			March 1, 2014	5,625
			March 1, 2015	5,625

	Total	45,312

Michael J. Henderson	July 19, 2010	13,125	July 19, 2012	4,375
			July 19, 2013	4,375
			July 19, 2014	4,375
	March 1, 2011	17,500	March 1, 2012	4,375
			March 1, 2013	4,375
			March 1, 2014	4,375
			March 1, 2015	4,375

	Total	30,625

(3)
All performance-based restricted stock awards were granted under the Company's 2005 Stock Incentive Plan. The restricted stock awards will vest only when and if certain pre-set performance goals for a particular year are met and the Compensation Committee certifies that such goals have been met (which is anticipated to occur around March 1 of the following year). Detailed information relating to the performance-based unvested restricted stock awards as of December 31, 2011 is as follows:

Name	Grant Date	Unvested Shares	Scheduled Vesting Dates	Shares Vesting
Peter E. Kalan	February 19, 2009	16,667	March 1, 2012	16,667
	February 16, 2010	25,000	March 1, 2012	12,500
			March 1, 2013	12,500
	March 1, 2011	42,500	March 1, 2012	14,166
			March 1, 2013	14,167
			March 1, 2014	14,167

	Total	84,167

Name	Grant Date	Unvested Shares	Scheduled Vesting Dates	Shares Vesting
Randy R. Wiese	February 19, 2009	6,667	March 1, 2012	6,667
	February 16, 2010	10,667	March 1, 2012	5,333
			March 1, 2013	5,334
	March 1, 2011	20,000	March 1, 2012	6,666
			March 1, 2013	6,667
			March 1, 2014	6,667

	Total	37,334

Joseph T. Ruble	February 19, 2009	5,834	March 1, 2012	5,834
	February 16, 2010	10,000	March 1, 2012	5,000
			March 1, 2013	5,000
	March 1, 2011	17,500	March 1, 2012	5,833
			March 1, 2013	5,833
			March 1, 2014	5,834

	Total	33,334

Bret C. Griess	February 19, 2009	5,834	March 1, 2012	5,834
	February 16, 2010	10,000	March 1, 2012	5,000
			March 1, 2013	5,000
	March 1, 2011	22,500	March 1, 2012	7,500
			March 1, 2013	7,500
			March 1, 2014	7,500

	Total	38,334

Michael J. Henderson	July 19, 2010	11,667	March 1, 2012	5,833
			March 1, 2013	5,834
	March 1, 2011	17,500	March 1, 2012	5,833
			March 1, 2013	5,833
			March 1, 2014	5,834

	Total	29,167

2011 Stock Vested

        The following table contains information concerning shares of restricted stock, which vested in the persons named in the Summary Compensation Table during 2011. There were no option exercises for the NEOs during 2011. All dollar values have been rounded to the nearest dollar.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Peter E. Kalan	85,208	$1,670,006
Randy R. Wiese	37,666	$737,352
Joseph T. Ruble	32,291	$632,559
Bret C. Griess	28,332	$555,100
Michael J. Henderson	10,208	$195,381

(1)
This column includes both time-based and performance-based restricted stock shares vesting in 2011. On March 1, 2011, the Compensation Committee certified that the 2010 performance objectives were met for the 2008, 2009, and 2010 performance-based restricted stock awards.

(2)
This column reflects the total dollar value realized upon the vesting of restricted stock during 2011. The total dollar value realized was computed by summing the dollar value realized for each share of restricted stock that vested. The dollar value realized for each share of restricted stock that vested was the closing market price of the Company's common stock on the date of vesting.

2011 Non-Qualified Deferred Compensation

        The following table contains information concerning contributions, earnings, withdrawals and account balances for the persons named in the 2011 Summary Compensation Table related to the Company's Wealth Accumulation Plan, or "Wealth Plan." All dollar values have been rounded to the nearest dollar.

        The Wealth Plan is an elective, unfunded deferred compensation plan intended to build net worth through the deferral of salary and/or cash bonus. Deferral elections must be made by December 15th of the preceding year and each participant may elect to defer a portion of their cash compensation (1) up to 25% of the participant's base salary and (2) up to 100% of the participant's cash bonus, not to exceed an aggregate maximum deferral of $700,000 for any one year.

        Payment elections for the deferral year must also be made by December 15th of the preceding year and the participant can elect to receive payment (1) as an in-service distribution or (2) upon termination of employment. In either event the payment options are lump sum or monthly payments not to exceed 180 months. Currently a portion of Mr. Wiese's account is in pay status due to an election made in 2001. The Company makes a matching contribution equal to 25% of the deferral, up to a maximum of $6,250 for any one plan year. Participants direct all investments under this plan and are given an investment menu to select the appropriate investment allocation. Changes to the investment selection can be made at any time. Participants are always vested in their own salary deferrals and vest 100% in Company matching contributions after three years of service. All of the NEOs except Mr. Henderson are fully vested in their Wealth Plan account balances.

Name	Aggregate Balance at December 31, 2010	Executive Contributions in 2011(1)	Company Contributions in 2011(2)	Aggregate Earnings in 2011	Aggregate Withdrawals/ Distributions in 2011	Aggregate Balance at December 31, 2011(3)
Peter E. Kalan	$565,161	$40,812	$6,250	$(6,355)	—	$605,868
Randy R. Wiese	$226,519	$48,474	$6,250	$2,448	$(79,978)	$203,713
Joseph T. Ruble	$275,320	$45,917	$6,250	$1,975	—	$329,462
Bret C. Griess	$708,724	$31,351	—	$(19,075)	—	$721,000
Michael J. Henderson	$19,081	$40,785	$6,250	$(141)	—	$65,975

(1)
These amounts are also included in the "Base Salary" or "Non-Equity Incentive Plan Compensation" columns in the 2011 Summary Compensation Table on page 33.

(2)
These amounts were reported as "All Other Compensation" in the 2011 Summary Compensation Table on page 33 and as "Non-qualified deferred comp plan Company contributions" on page 34.

(3)
The aggregate balance includes the following executive and Company contribution amounts reported in the summary compensation tables in prior year proxy statements beginning with the 2007 proxy statement: Mr. Kalan $233,171, Mr. Wiese $201,513, Mr. Ruble $212,738, Mr. Griess $132,510, and Mr. Henderson $17,969.

Employment Agreements

        The Company entered into employment agreements with Mr. Kalan and Mr. Ruble in January 2001, and with Mr. Wiese in April 2006. These employment agreements were amended several times subsequent to their original dates. In May 2008, the Company entered into restated employment agreements with these individuals to reflect the terms of the original agreements and all amendments thereto. Subsequently, the restated employment agreements were amended in August 2008. In February 2009, the Company entered into an employment agreement with Mr. Griess. In July 2010, the Company entered into an employment agreement with Mr. Henderson and subsequently amended Mr. Henderson's employment agreement in March of 2011. For purposes of this section, the employment agreements, as amended for Mr. Henderson and the employment agreements, as amended and restated, for Messrs. Kalan, Wiese, Ruble and Griess are collectively referred to as the "employment agreements."

Basic Terms

        Mr. Kalan's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 50% of his base salary, paid vacations and holidays and various group insurance coverage. Mr. Kalan's 2011 annual base salary was $520,000, and his 2011 incentive bonus target was 150% of his base salary.

        Mr. Wiese's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverage. Mr. Wiese's 2011 annual base salary was $360,000, and his 2011 incentive bonus target was 100% of his base salary.

        Mr. Ruble's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 40% of his base salary, paid vacations and holidays and various group insurance coverage. Mr. Ruble's 2011 annual base salary was $310,000, and his 2011 incentive bonus target was 100% of his base salary.

        Mr. Griess' employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverage. Mr. Griess' 2011 annual base salary was $365,000, and his 2011 incentive bonus target was 100% of his base salary.

        Mr. Henderson's employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverage. Mr. Henderson's 2011 annual base salary was $335,000, and his 2011 incentive bonus target was 100% of his base salary. In March of 2011, the Company and Mr. Henderson agreed to amend his employment agreement removing any obligation of the Company to pay any excise tax, or associated interest and penalties, on excess parachute payments that are payable in connection with a change of control (all as defined in Mr. Henderson's employment agreement).

Termination for Death, Disability, Cause or Voluntary Resignation

        Each of the employment agreements will terminate upon the executive's death, and the Company may terminate the employment of the executive in the event of his disability for a continuous period of more than six months or for more than 180 days in the aggregate during any 12-month period. The Company also may terminate the employment of the executive for "cause," the definition of which appears below. In the cases of death or disability, the executive (or his estate) would be entitled to receive his base salary through the employment termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date, and a pro rata portion of his annual incentive bonus for the year in which his employment terminates. In the case of termination for cause, the executive is not entitled to receive any salary after the employment termination date or any portion of his incentive bonus for the year in which his employment terminates. If the executive voluntarily resigns, then he is entitled to receive only his base salary through the employment termination date and any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date (unless such date is December 31, in which case he also is entitled to receive his incentive bonus for the year of termination).

Termination Without Cause or Due to Constructive Termination—Severance

        If the Company terminates the employment of the executive without cause prior to a change of control of the Company, then the Company must continue to pay such person's base salary for two years after the termination in the case of Mr. Kalan and one year after the termination in the cases of Messrs. Wiese, Ruble, Griess and Henderson (in each case, less compensation received from another employer), any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date, and an additional amount equal to a specified percentage of such person's base salary (160% in the case of Mr. Kalan, 115% in the cases of Messrs. Wiese, Ruble, Griess and Henderson, and in each case, one-half is payable within 30 days of the termination and the other one-half payable one year after the termination). If the termination without cause occurs after a change of control of the Company, then the Company must pay the executive's base salary for two years after the termination (in a lump sum within 30 days after the termination and without regard to other employment), any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date, and an additional amount equal to a specified percentage of such person's base salary (210% in the case of Mr. Kalan, 165% in the cases of Messrs. Wiese, Ruble, Griess and Henderson, and in each case payable in a lump sum within 30 days after the termination). Additional information with respect to the matters discussed in this paragraph appears under "Potential Payments Upon Termination of Employment" later in this proxy statement.

        The employment agreements contain provisions relating to a constructive termination (consisting of a material change in the executive's duties and responsibilities or assignment to the executive of materially inappropriate duties and responsibilities, in either case without the executive's written consent) but require that the employee give notice to the Company of a claimed constructive termination, and the Company then has an opportunity to take appropriate actions to remove the basis for such claim. If a constructive termination occurs, then the executive is entitled to the same compensation as if the Company had terminated his employment without cause (either before or after a change of control of the Company, as the case may be).

Termination Without Cause or Due to Constructive Termination—Benefits

        If the Company terminates the executive's employment because of the executive's disability, then the executive is entitled to continue his participation in the Company's group medical and hospital insurance, dental insurance, life insurance and long-term care insurance plans ("Group Plans") to the extent permitted by the Group Plans or applicable governmental regulations, until the first to occur of the cessation of such disability, the executive's death, attainment of age 65 or receipt of substantially equivalent benefits from another employer. If the Company terminates the executive's employment without cause prior to a change of control, then the executive is entitled to continue his participation in the Group Plans for two years after the effective date of such termination in the case of Mr. Kalan and one year after the effective date of such termination in the cases of Messrs. Wiese, Ruble, Griess and Henderson to the extent permitted by the Group Plans or applicable governmental regulations, or until his receipt of substantially equivalent benefits from another employer, whichever occurs first; if the termination without cause occurs after a change of control, then the potential period of continued participation in the Group Plans is two years rather than one year for all of the executives. In the case of a constructive termination, the executive's continued participation in the Group Plans is on the same basis as if the Company had terminated the executive's employment without cause (either before or after a change of control of the Company, as the case may be).

Definitions

        For purposes of the restated employment agreement with Mr. Wiese, and the new employment agreement with Mr. Henderson, "cause" means (1) the executive's confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty, (2) the executive's certification of materially inaccurate financial or other information pertaining to the Company or any of its subsidiaries with actual knowledge of such inaccuracies on the part of the executive, (3) the executive's refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Company or any of its subsidiaries unless such refusal or willful failure is based upon a written direction of the Board or the written advice of counsel, (4) the executive's excessive absenteeism (other than by reason of physical injury, disease or mental illness) without a reasonable justification and failure on the part of the executive to cure such absenteeism within 20 days after his receipt of a written notice from the Board or the CEO of the Company setting forth the particulars of such absenteeism, (5) material violation by the executive of his nondisclosure obligations under the employment agreement, (6) habitual and material negligence by the executive in the performance of his duties and responsibilities under the employment agreement and failure on the part of the executive to cure such negligence within 20 days after his receipt of a written notice from the Board or the CEO of the Company setting forth in reasonable detail the particulars of such negligence, (7) material non-compliance by the executive with his performance obligations under the employment agreement and failure to correct such non-compliance within 20 days after the executive's receipt of a written notice from the Board or the CEO of the Company setting forth in reasonable detail the particulars of such non-compliance, (8) material failure by the executive to comply with a lawful directive of the Board or the CEO of the Company and failure to cure such non-compliance within 20 days after the executive's receipt of a written notice from the Board or the CEO of the Company setting forth in reasonable detail the particulars of such non-compliance, (9) a material breach by the executive of any of his fiduciary duties to the Company or its subsidiaries and, if such breach is curable, the executive's failure to cure such breach within 20 days after the executive's receipt of a written notice from the Board or the CEO of the Company setting forth in reasonable detail the particulars of such breach or (10) willful misconduct or fraud on the part of the executive in the performance of the executive's duties under the employment agreement as determined in good faith by the Board. The definition of "cause" in the restated employment agreements with Messrs. Kalan, Ruble and Griess do not contain clauses (2) and (3) in the foregoing list of events constituting "cause." In no event will the results of operations of the Company or any business judgment made in good faith by the executive constitute an independent basis for termination for cause of the executive's employment under the employment agreement. Any termination of the executive's employment for cause must be authorized by a majority vote of the Board taken not later than six months (in the case of Mr. Wiese and Mr. Henderson) or nine months (in the cases of Messrs. Kalan, Ruble and Griess) after a majority of the members of the Board (other than the executive) have actual knowledge of the occurrence of the event or conduct constituting the cause for such termination. For purposes of the unvested restricted stock discussed below, the definition of "cause" is the same as the definition in the restated employment agreement with Mr. Wiese.

        For purposes of the employment agreements and the unvested restricted stock discussed below, a "change of control" of the Company generally includes (1) the merger or consolidation of the Company into another corporation, (2) the acquisition of 30% or more of the outstanding common stock by any person, entity, or group of persons, (3) a "going private" transaction involving the Company, (4) the sale or other disposition of all or substantially all of the Company's property and assets, (5) the disposition to a third party of a major portion or portions of the Company's business measured either by the consideration received as a percentage of the market value of the common stock or by the revenues of the Company represented by the business being sold and (6) a change in a majority of the members of the Board without approval of 75% of the incumbent directors. The preceding sentence is qualified by reference to the actual more detailed definition of "change of control" contained in the applicable agreements between the Company and Messrs. Kalan, Wiese, Ruble, Griess and Henderson, respectively.

Potential Payments Upon Termination of Employment

        The closing market price of the common stock on the last business day of 2011, December 30, 2011, was $14.71 per share.

        Assuming that the executive's death, the termination of the executive's employment by reason of his disability or the executive's voluntary resignation occurred on December 31, 2011, the executive would be entitled to receive his base salary through the termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date, and his incentive bonus for 2011 but no further cash payments or benefits from the Company except as provided in the following sentence. In the case of a termination of the executive's employment by reason of his disability, the executive would be entitled to the continuation of group medical, dental, life and long-term disability insurance until the first to occur of the cessation of such disability, the executive's death, attainment of age 65 or receipt of substantially equivalent benefits from another employer. The monthly premiums at December 31, 2011, for such insurance coverages were approximately $1,546 for Mr. Kalan (age 52), $1,581 for Mr. Wiese (age 52), $1,581 for Mr. Ruble (age 51), $785 for Mr. Griess (age 43), and $1,128 for Mr. Henderson (age 54).

        Assuming that the termination of the executive's employment for cause occurred on December 31, 2011, the executive would be entitled to receive his base salary through the termination date and any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date but no further cash payments or benefits from the Company.

Termination Without Cause Prior to a Change of Control

        Assuming that the Company terminated the executive's employment on December 31, 2011, without cause (including a constructive termination) prior to a change of control of the Company, the executive would be entitled to receive his base salary through the termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date, and his incentive bonus for 2011. In addition, the executive would be entitled to receive the payments and benefits shown in the following table:

Payment or Benefit	Peter E. Kalan	Randy R. Wiese	Joseph T. Ruble	Bret C. Griess	Michael J. Henderson	Totals
Base salary(1)	$1,040,000	$360,000	$310,000	$365,000	$335,000	$2,410,000
Additional amount of base salary(2)	832,000	414,000	356,500	419,750	385,250	2,407,500
Group medical, dental, life and long-term disability benefits(3)	37,106	18,974	18,974	9,425	13,537	98,016

	$1,909,106	$792,974	$685,474	$794,175	$733,787	$4,915,516

(1)
Base salary amounts (two years for Mr. Kalan and one year for the other executive officers) would be reduced by any compensation received from another employer and are payable ratably over the 24 months following the termination of employment for Mr. Kalan and over the 12 months following termination of employment for the other executive officers.

(2)
Fifty percent (50%) of the amount payable would be paid no later than 30 days after the effective date of termination of employment, and the other 50%, without interest, one year after the effective date of termination of employment.

(3)
Amount represents premiums based upon monthly premiums being paid as of December 31, 2011, payable for 24 months following termination of employment for Mr. Kalan and over 12 months following termination of employment for the other executive officers. Benefits will cease upon the executive's receipt of substantially equivalent benefits from another employer.

Termination Without Cause After a Change of Control

        Assuming that the Company terminated the executive's employment on December 31, 2011, without cause (including a constructive termination) after a change of control of the Company, the executive would be entitled to receive his base salary through the termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date, and his incentive bonus for 2011. In addition, the executive would be entitled to receive the payments and benefits shown in the following table (which include the value of 192,292, 84,334, 75,209, 83,646 and 59,792 unvested shares of restricted stock held, respectively, by Messrs. Kalan, Wiese, Ruble, Griess, and Henderson on December 31, 2011, which would vest upon such termination of employment without cause after a change of control):

Payment or Benefit	Peter E. Kalan	Randy R. Wiese	Joseph T. Ruble	Bret C. Griess	Michael J. Henderson	Totals
Base salary(1)	$1,040,000	$720,000	$620,000	$730,000	$670,000	$3,780,000
Additional amount of base salary(1)	1,092,000	594,000	511,500	602,250	552,750	3,352,500
Group medical, dental, life and long-term disability benefits(2)	37,106	37,949	37,949	18,850	27,075	158,929
Acceleration of vesting of restricted stock awards(3)	2,828,615	1,240,553	1,106,324	1,230,433	879,540	7,285,465

	$4,997,721	$2,592,502	$2,275,773	$2,581,533	$2,129,365	$14,576,894

(1)
Amount payable would be paid in a lump sum within 30 days after the termination of employment without regard to other employment.

(2)
Amount represents premiums for 24 months, based upon monthly premiums being paid as of December 31, 2011. Benefits will cease upon the executive's receipt of substantially equivalent benefits from another employer.

(3)
Amount represents the number of shares of unvested restricted stock that would vest upon the termination of employment after a change of control, multiplied by the closing market price of the Company's common stock on December 30, 2011 of $14.71.

        Except for Mr. Henderson, if any of the payments required to be made to Messrs. Kalan, Wiese, Ruble or Griess upon a termination of employment without cause (including a constructive termination) prior to or after a change of control of the Company could constitute "excess parachute payments" under Section 280G (the golden parachute provision) of the Internal Revenue Code of 1986 and the executive becomes liable for any excise tax on such payments (and any interest or penalties on such excise tax), then the Company must pay to the executive (1) the amount of such excise tax, interest and penalties (the initial "gross-up payment") and (2) a series of additional amounts equal to the income, excise and other taxes for which the executive would become liable as a result of the initial "gross-up payment" and each such additional "gross-up payment." The Company has similar obligations to the executives, other than to Mr. Henderson, in the case of accelerated vesting of restricted shares of common stock as a result of a termination of employment without cause (including a constructive termination) after a change of control. The Company believes that payments in the amounts set forth in the immediately preceding table would not constitute "excess parachute payments."

        Each employment agreement contains provisions (1) restricting the disclosure by the executive of confidential information of the Company during the term of the agreement and thereafter, (2) restricting the executive from soliciting employees of the Company for employment with another employer for a period of one year after the termination of the executive's employment with the Company and (3) restricting the executive from engaging in various activities directly or indirectly involving competition with the Company for a period of one year after the termination of the executive's employment with the Company. Each agreement authorizes the Company to seek injunctive relief to prevent a violation or potential violation of the restrictive provisions described in this paragraph, and the Company also can exercise any other rights and remedies that might be available to the Company in the particular circumstances.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        We are asking our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

        As described under the heading Compensation Discussion and Analysis, our executive compensation program is designed to attract and retain qualified executives, recognize and reward individual performance and align executive pay with stockholder return over the short and long term. Under this program, our named executive officers are rewarded for the achievement of specific annual and long-term strategic financial and operational goals, and increases in stockholder value. For additional information about our executive compensation program, please read the Compensation Discussion and Analysis beginning on page 20.

        We are asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers on an annual basis. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution at our Annual Meeting:

          "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers.

The Board recommends a vote FOR the approval of the
compensation of our named executive officers,
as disclosed pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of KPMG LLP served as the Company's independent registered public accounting firm for 2011 and has been appointed by the Company's Audit Committee to serve in such capacity for 2012. The Company expects that a representative of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

        The following table sets forth (1) as "Audit Fees" the aggregate fees billed by KPMG LLP for 2011 and 2010 for professional services rendered for audits of the Company's annual consolidated financial statements and reviews of financial statements included in the Company's quarterly reports on Form 10-Q as well as for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for such periods, such as the attestation on the effectiveness of the Company's internal control over financial reporting, (2) as "Audit-Related Fees" the aggregate fees billed by KPMG LLP in 2011 and 2010 for assurance and related services that are reasonably related to the performance of the audits or reviews of the Company's financial statements that are not reported under "Audit Fees," and (3) as "Tax Fees" the aggregate fees billed by KPMG LLP in 2011 and 2010 for federal, state and foreign tax compliance, tax advice and tax planning services:

	2011	2010
Audit Fees	$1,478,196	$1,194,120
Audit-Related Fees	—	59,759
Tax Fees	3,197	7,536

Total:	$1,481,393	$1,261,415

        Other than as reported above, no other fees were billed by KPMG LLP for 2011 or 2010.

Pre-Approval Policies and Procedures

        The Charter of the Company's Audit Committee requires the Committee to approve, in advance of the performance of the services, all audit and permissible non-audit services to be provided to the Company by the Company's independent registered public accounting firm. The Audit Committee has delegated to the Chairman of the Committee the authority to perform the Committee's responsibilities with respect to such approvals. The Audit Committee Chairman is required to report to the Committee at its next meeting on the manner in which such delegated performance was carried out by him. Each year since 2003, the engagement of KPMG LLP to provide services to the Company has been approved in advance either by the Audit Committee or by the Chairman of the Committee pursuant to the delegated authority referred to above.

        Although the Company's Audit Committee is directly responsible for the appointment of the Company's independent registered public accounting firm, the Board is requesting the Company's stockholders to ratify the Audit Committee's appointment of KPMG LLP to serve in such capacity for 2012 so that the Company will have the benefit of its stockholders' views on such appointment. If the stockholders do not ratify such appointment, the Audit Committee nevertheless may determine that it is in the best interests of the Company and its stockholders to keep such appointment in effect for 2012. Whether or not the appointment of KPMG LLP is ratified by the stockholders, the Audit Committee at any time during the year may appoint a different independent registered public accounting firm for 2012 if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board Recommends that Stockholders
Vote FOR Ratification of the Appointment of KPMG LLP as the
Company's Independent Registered Public Accounting Firm for 2012.

 REPORT OF THE AUDIT COMMITTEE

        The following report of the Audit Committee is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A, other than as provided below, or to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filings incorporating this proxy statement by reference, except to the extent that the Company specifically requests that such information be incorporated by reference or treated as soliciting material.

        The primary purposes of the Audit Committee, as set forth in its Charter, are to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and provide oversight of our risk and compliance management programs.

        We have implemented procedures to assure that the Audit Committee performs each of its responsibilities under its Charter. During 2011, and thereafter through the completion of the audit of the Company's financial statements for such year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company's independent registered public accounting firm.

        We reviewed and discussed both with management of the Company and with the Company's independent registered public accounting firm, KPMG LLP, the Company's audited consolidated financial statements for 2011.

        We also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T.

        We received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, and have discussed with KPMG LLP its independence.

        Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this report, we recommended to the Board that the audited consolidated financial statements of the Company for 2011 be included in the Company's Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors: Bernard W. Reznicek, Chairman Donald B. Reed Janice I. Obuchowski

 RELATED PARTY TRANSACTIONS

        Our Audit Committee Charter, as amended November 18, 2010, requires the Audit Committee to review and approve all related party transactions. For purposes of the charter, the term "related party transactions" includes all transactions required to be disclosed pursuant to SEC Regulation S-K Item 404. As defined by Item 404, a "related party transaction" is generally any effected or proposed transaction, arrangement or relationship in which:

  (1)
  the Company was or is to be a participant;

  (2)
  the amount involved exceeds or is expected to exceed $120,000; and

  (3)
  any "related person" has an interest.

        "Related person" generally means:

  •
  a director or director nominee of the Company;

  •
  an executive officer of the Company;

  •
  a stockholder who is known to be the beneficial owner of more than 5% of our common stock;

  •
  any "immediate family member" of a director, director nominee, executive officer or beneficial owner of more than 5% of our common stock. "Immediate family members" include spouse, children, parents, siblings, in-laws, stepparents and stepchildren and any other person sharing the related person's household; or

  •
  any firm, corporation or other entity in which any of the foregoing persons (1) is employed by, a director of or a partner or principal in such entity or (2) has a beneficial ownership interest of 10% or more.

        Since the beginning of January 1, 2011, there were no transactions, and there are not any currently proposed transactions, in which the Company was or is a participant with any related person, which would be required to be disclosed pursuant to Item 404 of Regulation S-K, other than as described in this proxy statement.

OTHER MATTERS

        Because no stockholder has given us timely written notice of business not discussed in this proxy statement which such stockholder intends to bring before the Annual Meeting, under our bylaws, no stockholder may properly bring any other business before the Annual Meeting. As of the date of this proxy statement, we are not aware of any matter that may come before the Annual Meeting other than the matters discussed in this proxy statement; however, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

 ANNUAL REPORT AND FINANCIAL STATEMENTS

        Our 2011 Annual Report on Form 10-K, including financial statements, has accompanied the mailing of this proxy statement. The Form 10-K does not constitute and should not be considered a part of this proxy solicitation material, except to the extent specifically incorporated herein. We will provide without charge to each stockholder solicited, upon the written request of any such stockholder, a copy of the Form 10-K filed with the SEC, including the financial statements, exhibits, and schedules thereto, for the fiscal year ended December 31, 2011. Such written request should be directed to the Investor Relations Department of the Company at the address appearing on page 4 of this proxy statement or may be submitted as an oral request to such department at (303) 200-2000.

By Order of the Board of Directors

Joseph T. Ruble Secretary

April 12, 2012

        ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING; HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

        YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY.

        IF YOU ATTEND THE MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE IN PERSON. IF YOU WISH TO ATTEND AND VOTE AT THE MEETING AND YOUR SHARES ARE HELD IN "STREET NAME," YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A   Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold

	01 - Peter E. Kalan	☐	☐

	02 - Frank V. Sica	☐	☐

	03 - James A. Unruh	☐	☐

		For	Against	Abstain

2.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

3.	Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012.	☐	☐	☐

B   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — CSG Systems International, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Peter E. Kalan and Joseph T. Ruble, and each or either of them, as attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the “Company”) standing in the name of the undersigned at the annual meeting of stockholders of the Company to be held at the office of CSG International, 2525 North 117th Avenue, Omaha, Nebraska, at 8:00 a.m. (Central Time) on May 24, 2012, and at any adjournments thereof, on the matters set forth on the reverse side hereof and in their discretion on any other matters that properly may come before such meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” EACH OF PROPOSALS 2 AND 3.

The undersigned hereby ratifies and confirms all that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company to be held on May 24, 2012, the Proxy Statement of the Company for such Annual Meeting, and the 2011 Form 10-K of the Company.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)